OFFER TO PURCHASE FOR CASH
All Outstanding Shares of Common Stock
of
THE BUREAU OF NATIONAL AFFAIRS, INC.
at
$39.50 Net Per Share
by
BRASS ACQUISITION CORP.

a wholly-owned subsidiary
of
BLOOMBERG INC.

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME,
ON WEDNESDAY, SEPTEMBER 28, 2011, UNLESS THE OFFER IS EXTENDED.

This Offer is being made pursuant to the Agreement and Plan of Merger, dated as of August 24, 2011 (as it may be amended from time to time, the “Merger Agreement”), among Bloomberg Inc., a Delaware corporation (“Parent”), Brass Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent (“Purchaser”), and The Bureau of National Affairs, Inc., a Delaware corporation (the “Company”). Purchaser is offering to purchase all of the issued and outstanding shares of common stock, par value $1.00 per share, of the Company (the ‘‘Company Common Stock”), including all of the issued and outstanding shares of Class A common stock, par value $1.00 per share, of the Company (the “Class A Shares”), all of the issued and outstanding shares of Class B common stock, par value $1.00 per share, of the Company (the “Class B Shares”), and all of the issued and outstanding shares of Class C common stock, par value $1.00 per share, of the Company (the “Class C Shares” and, together with the Class A Shares and the Class B Shares, the “Shares” and, each a “Share”), for $39.50 per Share, net to the sellers in cash, without interest (the “Offer Price”), subject to any required withholding of taxes and upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related letter of transmittal (the “Letter of Transmittal” and together with the Offer to Purchase, the “Offer”). All references to this Offer to Purchase, the Letter of Transmittal and the Offer include any amendments or supplements to the Offer to Purchase and the Letter of Transmittal, respectively. Under no circumstances will interest be paid on the Offer Price, regardless of any extension of the Offer or any delay in making payment for the Shares. After the completion of the Offer and the satisfaction or the waiver of the conditions to the Merger (as defined below), Purchaser will merge with and into the Company (the “Merger”), with the Company becoming a wholly-owned subsidiary of Parent.

The Board of Directors of the Company (the “Company Board of Directors”) has unanimously (i) determined that the Merger Agreement is advisable, (ii) determined that the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Offer and the Merger, taken together, are at a price and on terms that are fair to and in the best interests of the Company and its stockholders, and (iii) approved the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Offer and the Merger. THE COMPANY BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE COMPANY’S STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER AND, IF REQUIRED BY DELAWARE LAW, THAT THE COMPANY’S CLASS A STOCKHOLDERS ADOPT THE MERGER AGREEMENT.

There is no financing condition to the Offer. The Offer is subject to various conditions. See Section 15 — “Conditions of the Offer.” A summary of the principal terms of the Offer appears on pages 1 through 4. You should read this entire document carefully before deciding whether to tender your Shares.

The Information Agent for the Offer is:	The Depositary for the Offer is:

Mackenzie Partners, Inc. 105 Madison Avenue New York, New York 10016 (212) 929-5500 (Call Collect) or Call Toll-Free: (800) 322-2885 Email: tenderoffer@mackenziepartners.com	BNY Mellon Shareowner Services 480 Washington Blvd, 27th Floor Jersey City, NJ 07310

The Dealer Manager for the Offer is:

Credit Suisse Securities (USA) LLC
11 Madison Avenue
New York, New York 10010-3643
212-538-4581
(800) 318-8219 (toll free)

August 31, 2011

IMPORTANT

If you desire to tender all or any portion of your Shares in the Offer prior to the expiration of the Offer, this is what you must do:

•	The Letter of Transmittal sent to you by the Depositary will display the number of Shares held in your name (as “record holder”). You must complete and sign the enclosed Letter of Transmittal and send it and any other documents to BNY Mellon Shareowner Services, the depositary for the Offer (the “Depositary”), as set forth in Section 3 of this Offer to Purchase. These materials must reach the Depositary before the Offer expires. Detailed instructions are contained in the Letter of Transmittal and in Section 3 — “Procedure for Accepting the Offer and Tendering Shares” of this Offer to Purchase.

•	If you beneficially hold your Shares under The BNA 401(k) Plan, you must complete and sign the enclosed Letter of Instruction. The Letter of Instruction instructs the trustees of the Stock Fund Trust under The BNA 401(k) Plan (the “401(k) Plan Trustees”) to tender your Shares in the Offer. The Letter of Instruction must be delivered to the Depositary sufficiently in advance of the expiration of the Offer (and in any event not later than one business day prior to the expiration of the Offer) to enable the 401(k) Plan Trustees to comply with the instructions contained therein. Detailed instructions are contained in the Letter of Instruction and in Section 3 — “Procedure for Accepting the Offer and Tendering Shares” of this Offer to Purchase. Purchaser assumes no responsibility for the actions of the 401(k) Plan Trustees.

* * *

Questions and requests for assistance may be directed to MacKenzie Partners, Inc., our information agent (the “Information Agent”), or Credit Suisse Securities (USA) LLC, the dealer manager for the Offer (the “Dealer Manager”) at their respective addresses and telephone numbers, set forth below and on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Letter of Instruction and other related materials may be obtained from the Information Agent.

THIS OFFER TO PURCHASE, THE RELATED LETTER OF TRANSMITTAL AND LETTER OF INSTRUCTION CONTAIN IMPORTANT INFORMATION AND YOU SHOULD READ THEM CAREFULLY AND IN THEIR ENTIRETY BEFORE MAKING A DECISION WITH RESPECT TO THE OFFER.

The Information Agent for the Offer is:	The Depositary for the Offer is:

Mackenzie Partners, Inc. 105 Madison Avenue New York, New York 10016 (212) 929-5500 (Call Collect) or Call Toll-Free: (800) 322-2885 Email: tenderoffer@mackenziepartners.com	BNY Mellon Shareowner Services 480 Washington Blvd, 27th Floor Jersey City, NJ 07310

The Dealer Manager for the Offer is:

Credit Suisse Securities (USA) LLC
11 Madison Avenue
New York, New York 10010-3643
212-538-4581
(800) 318-8219 (toll free)

SUMMARY TERM SHEET

This summary term sheet highlights material provisions of this Offer to Purchase and may not contain all of the information that is important to you. This summary term sheet is not meant to be a substitute for the information contained in the remainder of this Offer to Purchase, and you should carefully read the complete terms, descriptions and explanations contained in this Offer to Purchase, the documents incorporated by reference or otherwise referred to herein, and in the related Letter of Transmittal provided with this Offer to Purchase. Questions or requests for assistance may be directed to MacKenzie Partners, Inc., our information agent (the “Information Agent”), or Credit Suisse Securities (USA) LLC, the dealer manager for the Offer (the “Dealer Manager”) at their respective addresses and telephone numbers as set forth on the back cover of this Offer to Purchase.

All references in this Offer to Purchase to “Purchaser,” “we,” “our,” or “us” mean Brass Acquisition Corp. All references in this Offer to Purchase to the “Company” refer to The Bureau of National Affairs, Inc., a Delaware corporation. Section references are included to direct you to a more complete description of the topics discussed in this Offer to Purchase.

Securities Sought:	All outstanding shares of the Company common stock, par value $1.00 per share (the “Company Common Stock”), including all of the issued and outstanding shares of Class A common stock, par value $1.00 per share, of the Company (the “Class A Shares”), all of the issued and outstanding shares of Class B common stock, par value $1.00 per share, of the Company (the “Class B Shares”), and all of the issued and outstanding shares of Class C common stock, par value $1.00 per share, of the Company (the “Class C Shares” and, together with the Class A Shares and the Class B Shares, the “Shares” and, each a “Share”).

Consideration Offered Per Share:	$39.50 per Share, net to the sellers in cash, without interest (the “Offer Price”). Any payments made as consideration for Shares tendered into and accepted in the Offer will be subject to any required withholding of taxes, and no interest will be paid thereon.

Scheduled Expiration Time:	12:00 midnight, New York City time, at the end of Wednesday, September 28, 2011, unless the Offer is extended.

Purchaser:	Brass Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Bloomberg Inc., a Delaware corporation (“Parent”).

Minimum Condition:	On or prior to the expiration of the Offer, the number of Shares validly tendered and not properly withdrawn represents a majority of the Class A Shares outstanding on a fully-diluted basis as of the expiration of the Offer. We refer to this condition as the “minimum condition.”

Company’s Board of Directors Recommendation:	The board of directors of the Company (the “Company Board of Directors”) unanimously recommends that the holders of Shares (“Company Stockholders”) accept the Offer and tender their Shares pursuant to the Offer, and, if required by Delaware law, that the holders of Class A Shares (the “Class A Stockholders”) adopt the Merger Agreement.

Other Information

The Offer is the first step in Parent’s plan to acquire all outstanding Shares, as provided in the Agreement and Plan of Merger, dated as of August 24, 2011 (as it may be amended from time to time, the “Merger Agreement”), by and among Parent, Purchaser and the Company. If the Offer is successful, Parent, through Purchaser, its wholly-owned subsidiary, will acquire any remaining Shares through the merger of Purchaser with and into the Company (the “Merger”), pursuant to which each remaining outstanding Share (other than (1) Shares held by holders who comply with the relevant provisions of the General Corporation Law of the State of Delaware (the “DGCL”) regarding the right of stockholders to require appraisal of their Shares and (2) any Shares held in the treasury of the Company or owned by Purchaser, Parent or any wholly-owned subsidiary of Parent) will be automatically canceled and converted into the right to receive cash in an amount equal to the Offer Price. The Company stockholders will have appraisal rights with respect to the Merger, but not the Offer.

The Offer will expire at 12:00 midnight, New York City time, at the end of Wednesday, September 28, 2011 (such time and date, or the latest time and date to which the Offer may be extended, the “Expiration Date”), unless we extend the Offer. We may extend the Offer for one or more periods of time of up to ten business days (1) if, on the initial scheduled expiration date of the Offer, all conditions of the Offer (see Section 15 — “Conditions of the Offer”) have not been satisfied or waived, (2) in connection with an increase in the Offer Price, and (3) in accordance with applicable law (including for any period required by any rule, regulation, interpretation or position of the U.S. Securities and Exchange Commission (the “SEC”) or its staff. If, on the Expiration Date, the applicable waiting period (and any extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations promulgated thereunder (the “HSR Act”) or any other antitrust law has not expired or has not been terminated, we are obligated to extend the Offer for one or more periods of time of up to ten business days each until such condition has been satisfied. We will not, without the prior written consent of the Company, extend the Offer, except as set forth above. In no event will we extend the Offer beyond February 29, 2012, unless the applicable waiting period (and any extension thereof) under the HSR Act has not expired or been terminated or there is a pending action by any governmental entity seeking to prohibit or restrict Parent’s ownership of the Shares or Parent’s operation of the Company’s business (unless such failure to expire or terminate or such action relates to a divestiture action of Parent for assets or businesses other than legal publishing assets or businesses) then either Parent or the Company may extend such date to a date no later than June 30, 2012.

Following our acceptance of all of the Shares validly tendered in the Offer and not properly withdrawn, we may provide a subsequent offering period for the Offer for three to 20 business days to acquire outstanding untendered Shares in accordance with Rule 14d-11 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). See Section 1 — “Terms of the Offer” and Section 13 — “The Transaction Documents — The Merger Agreement.”

If we decide to or are required to extend the Offer, we will issue a press release setting forth the new Expiration Date no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date of the Offer.

Company Board of Directors’ Recommendation

The Company Board of Directors has represented to us, among other things, that at a meeting duly called and held, it has unanimously (i) determined that the Merger Agreement is advisable, (ii) determined that the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Offer and the Merger, taken together, are at a price and on terms that are fair to and in the best interests of the Company and its stockholders, (iii) approved the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Offer and the Merger, and (iv) resolved to recommend that the Company Stockholders accept the Offer and tender their Shares pursuant to the Offer and, if required by Delaware law, that the Class A Stockholders adopt the Merger Agreement. See Section 13 — “The Transaction Documents — The Merger Agreement.”

Conditions and Termination

The Offer is subject to customary conditions and, among other things, we are not required to complete the Offer unless the Minimum Condition (as hereinafter defined) has been satisfied. As of August 24, 2011, the minimum number of Class A Shares required to satisfy the Minimum Condition would have been approximately 4,798,509 Class A Shares. The Offer is also conditioned on the expiration or termination of any applicable waiting period under applicable antitrust laws. The Offer is not conditioned on Purchaser obtaining financing. See Section 12 — “Purpose of the Offer; Plans for the Company; Stockholder Approval; Appraisal Rights,” Section 13 — “The Transaction Documents — The Merger Agreement — Termination” and Section 15 — “Conditions of the Offer” in this Offer to Purchase for a description of other conditions to the Offer and Purchaser’s, Parent’s and the Company’s respective rights to terminate the Merger Agreement.

Procedures for Tendering

If you wish to accept the Offer, please do the following:

•	The Letter of Transmittal sent to you by the Depositary will display the number of Shares held in your name (as “record holder”). You must complete and sign the enclosed Letter of Transmittal and send it and any other documents to BNY Mellon Shareowner Services, the depositary for the Offer (the “Depositary”), as set forth in Section 3 of this Offer to Purchase. These materials must reach the Depositary before the Offer expires. Detailed instructions are contained in the Letter of Transmittal and in Section 3 — “Procedure for Accepting the Offer and Tendering Shares” of this Offer to Purchase.

•	If you beneficially hold your Shares under The BNA 401(k) Plan, you must complete and sign the enclosed Letter of Instruction. The Letter of Instruction instructs the trustees of the Stock Trust Fund under The BNA 401(k) Plan (the “401(k) Plan Trustees”) to tender your Shares in the Offer. The Letter of Instruction must be delivered to the Depositary sufficiently in advance of the expiration of the Offer (and in any event not later than one business day prior to the expiration of the Offer) to enable the 401(k) Plan Trustees to comply with the instructions contained therein. Detailed instructions are contained in the Letter of Instruction and in Section 3 — “Procedure for Accepting the Offer and Tendering Shares” of this Offer to Purchase. Purchaser assumes no responsibility for the actions of the 401(k) Plan Trustees.

Withdrawal Rights

If, after tendering your Shares in the Offer, you decide that you do not want to accept the Offer, you can withdraw your Shares by so instructing the Depositary in writing on or prior to the Expiration Date. Further, if we have not accepted your Shares for payment by October 29, 2011, you may withdraw them at any time after such date, until we accept Shares for payment. If you tendered Shares by giving instructions to the 401(k) Plan Trustees, you must instruct them by notifying the Depositary in order to arrange for withdrawal of the Shares; such instructions should be delivered sufficiently in advance of the expiration of the Offer (and in any event not later than one business day prior to the expiration of the Offer) to enable the 401(k) Plan Trustees to comply with the instructions contained therein. You will not be able to withdraw Shares tendered in the Offer during any subsequent offering period. See Section 4 — “Withdrawal Rights” for further details.

Recent Share Price of Company Shares

There is no established trading market for the Shares. The Company reported in Form 10-Q, filed July 29, 2011, that the Company re-purchased Shares for an average purchase price of $17.50 per Share during the twelve weeks ended June 18, 2011. See Section 6 — “Recent Share Price; Dividends” for further details. Before deciding whether to tender your Shares into and accept the Offer, you should make your own assessment of the value of the Shares.

Certain Material U.S. Federal Income Tax Considerations

The exchange of Shares for cash pursuant to the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local or non-U.S. tax laws. In general, a U.S. Holder will recognize gain or loss equal to the difference between (i) the amount of cash received and (ii) such U.S. Holder’s adjusted tax basis in its Shares. See Section 5 — “Certain Material U.S. Federal Income Tax Considerations” for further details. You should consult your tax advisor about the particular tax consequences of tendering your Shares.

Further Information

You may contact MacKenzie Partners, Inc., the Information Agent for the Offer, Credit Suisse Securities (USA) LLC, the Dealer Manager for the Offer, or BNY Mellon Shareowner Services LLC, the Depositary for the Offer, at their respective addresses and telephone numbers listed below if you have any questions about the Offer.

The Information Agent for the Offer is:	The Depositary for the Offer is:

Mackenzie Partners, Inc. 105 Madison Avenue New York, New York 10016 (212) 929-5500 (Call Collect) or Call Toll-Free: (800) 322-2885 Email: tenderoffer@mackenziepartners.com	BNY Mellon Shareowner Services 480 Washington Blvd, 27th Floor Jersey City, NJ 07310

The Dealer Manager for the Offer is:

Credit Suisse Securities (USA) LLC
11 Madison Avenue
New York, New York 10010-3643
212-538-4581
(800) 318-8219 (toll free)

FREQUENTLY ASKED QUESTIONS

We are offering to purchase all of the issued and outstanding shares of common stock, par value $1.00 per share of The Bureau of National Affairs, Inc. (the “Company”), for $39.50 per share, net to the sellers in cash, without interest (the “Offer Price”). The following are answers to some of the questions you, as a Company stockholder, may have about the Offer. We urge you to carefully read this Offer to Purchase in its entirety and the Letters of Transmittal and the other documents to which we have referred you because the information in the Summary Term Sheet and this section is not complete. Additional important information is contained in the other sections of this Offer to Purchase, the Letter of Transmittal and the Letter of Instruction. In this Offer to Purchase, unless the context otherwise requires, the terms “Purchaser,” “we,” “our” and “us” refer to Brass Acquisition Corp.

Who is offering to buy my securities?

Our name is Brass Acquisition Corp. and we are offering to purchase your shares. We are a Delaware corporation formed for the purpose of making this Offer and consummating the Merger (as defined below) with the Company. We are a wholly-owned subsidiary of Bloomberg Inc., a Delaware corporation (“Parent”). We were formed solely for the purpose of acquiring the Company and have conducted no activities to date other than activities incidental to our formation and in connection with acquiring the Company. See the “Introduction” to this Offer to Purchase and Section 9 — “Certain Information Concerning Purchaser and the Company.”

What securities are you offering to purchase?

We are offering to purchase all of the issued and outstanding shares of common stock, par value $1.00 per share, of the Company (the “Company Common Stock”), including all of the issued and outstanding shares of Class A common stock, par value $1.00 per share (the “Class A Shares”), all of the issued and outstanding shares of Class B common stock, par value $1.00 per share (the “Class B Shares”), and all of the issued and outstanding shares of Class C common stock, par value $1.00 per share (the “Class C Shares”, and together with the Class A Shares and the Class B Shares, the “Shares” and each, a “Share”). See the “Introduction” to this Offer to Purchase and Section 1 — “Terms of the Offer.”

How much are you offering to pay for my securities, what is the form of payment and will I have to pay any fees or commissions?

We are offering to pay you $39.50 per Share in cash, without interest, subject to any withholding of taxes but without brokerage fees or commissions or, except in certain circumstances, transfer taxes. If you are the record holder of your Shares (i.e., you hold Shares directly in your name in book-entry form) and you directly tender your Shares to us in the Offer, you will not have to pay brokerage fees or similar expenses. See the “Introduction” to this Offer to Purchase.

Do you have the financial resources to make payment?

Yes. We estimate that we will need approximately $992 million to purchase all Shares validly tendered in the Offer and to pay the merger consideration in connection with the merger of us into the Company, which is expected to follow the successful completion of the Offer. Pursuant to the merger agreement, Parent is obligated to provide us with funds sufficient to pay the aggregate Offer Price and to pay the merger consideration. Parent intends to use cash on hand at Parent and its subsidiaries as the source of such funds. Consummation of the Offer is not subject to any financing condition. See Section 10 — “Source and Amount of Funds.”

Is your financial condition relevant to my decision to tender in the Offer?

No. We do not believe that our financial condition is relevant to your decision whether to tender Shares and accept the Offer because:

•	the Offer is being made for all outstanding Shares solely for cash, and if you tender your Shares following the closing of the Offer, or if you don’t tender your Shares, following the Merger, you will not have any continuing interest in the Company or Parent;

•	consummation of the Offer is not subject to any financing condition;

•	if we consummate the Offer, we expect to acquire all remaining Shares in the Merger, in cash, for the same price per share paid in the Offer; and

•	we, through our parent company, Parent, will have sufficient funds to purchase all Shares validly tendered, and not properly withdrawn, in the Offer and to provide funding for the Merger, which is expected to follow the successful completion of the Offer.

See Section 10 — “Source and Amount of Funds.”

What are the most significant conditions to the Offer?

The Offer is conditioned upon, among other things:

•	satisfaction of the minimum condition pursuant to which at least a majority of the outstanding Class A Shares, on a fully diluted basis, must have been validly tendered and not properly withdrawn immediately prior to the expiration of the Offer (as extended); and

•	our receiving U.S. antitrust clearance required for the Offer.

Other conditions of the Offer are described in Section 15 — “Conditions of the Offer.” See also Section 16 — “Certain Legal Matters; Regulatory Approvals.” Consummation of the Offer is not conditioned on Purchaser obtaining financing.

Is there an agreement governing the Offer?

Yes. Parent, Purchaser and the Company have entered into an Agreement and Plan of Merger, dated as of August 24, 2011 (as may be amended from time to time, the “Merger Agreement”). The Merger Agreement provides, among other things, for the terms and conditions of the Offer and, following consummation of the Offer, the merger of Purchaser with and into the Company, with the Company becoming a wholly-owned subsidiary of Parent. See the “Introduction” to this Offer to Purchase and Section 13 — “The Transaction Documents — The Merger Agreement.”

What does the Company’s board of directors think about the Offer?

The Company Board unanimously:

•	determined that the Merger Agreement is advisable;

•	determined that the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Offer and the Merger, taken together, are at a price and on terms that are fair to and in the best interests of the Company and its stockholders;

•	approved the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Offer and the Merger;

•	recommends that the Company’s stockholders accept the Offer and tender their Shares to Purchaser pursuant to the Offer and, if required by Delaware law, that the Class A stockholders adopt the Merger Agreement; and

•	pursuant to Article IV Sections 1A.6, 1A.8 and 1A.15 of the Company’s Certificate of Incorporation, consented to the transfer of Shares pursuant to the Offer.

See Section 13 — “The Transaction Documents — The Merger Agreement — Stockholders Meeting; Board Recommendation.”

How long do I have to decide whether to tender my Shares in the Offer?

You have until 12:00 midnight, New York City time, at the end of Wednesday, September 28, 2011, to decide whether to tender your Shares in the Offer, unless the Offer is extended as described below. See Section 1— “Terms of the Offer.” If you own your Shares through The BNA 401(k) Plan, you will have to complete the Letter of Instruction to instruct the 401(k) Plan Trustees to tender your Shares, which may take additional time; therefore you should instruct the 401(k) Plan Trustees at least one business day prior to the Expiration Time. In addition, if we decide to provide a subsequent offering period for the Offer, as described below under “Introduction” to this Offer to Purchase, you will have an additional opportunity to tender your Shares.

When and how will I be paid for my tendered Shares?

We will pay for any Shares validly tendered and not properly withdrawn pursuant to the Offer promptly after the expiration of the Offer subject only to (i) there being validly tendered and not properly withdrawn prior to the expiration of the Offer that number of Class A Shares which represents a majority of the Class A Shares outstanding on a fully diluted basis as of the expiration of the Offer (the “Minimum Condition”) and (ii) the prior satisfaction or waiver of the other conditions to the Offer set forth in Section 15 — “Conditions of the Offer.”

We may delay the payment for any validly tendered Shares if by the expiration of the Offer (as it may be extended in accordance with the Merger Agreement), (i) the Minimum Condition has not been satisfied or (ii) at any time on or after the date of the Merger Agreement and prior to the acceptance of Shares, any of the other conditions to the Offer set forth in Section 15 — “Conditions of the Offer” occur and are continuing.

We will pay for your validly tendered and not properly withdrawn Shares by depositing the purchase price with the BNY Mellon Shareowner Services (the “Depositary”), which will act as your agent for the purpose of receiving payments from us and transmitting such payments to you. In all cases, payment for tendered Shares will be made only after timely receipt by the Depositary of a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof) and any other required documents for such shares.

Payment of the Offer Price with respect to Shares which are reflected on the Company’s books and records as being pledged to the Company’s credit union (or other secured party) will be made directly to the credit union (or other secured party). Such payment may result in a payment to the credit union (or other secured party) greater than the amount of the underlying obligation that is secured by the pledge. A holder of Shares will have to look to the credit union (or other secured party) for the repayment of any amounts in excess of the underlying obligation. Purchaser will not be responsible for any such overpayment. Payment to the Company’s credit union (or other secured party) will discharge the obligation of Brass Acquisition Corp. to pay for such Shares.

Can the Offer be extended and under what circumstances?

Yes. If on the scheduled expiration date of the Offer, including following a prior extension, any condition to the Offer has not been satisfied or waived, we may (subject to our rights to terminate the Merger Agreement in accordance with its terms) extend the Offer for one or more periods of time of up to ten business days. In addition, we must extend the Offer for any period required by any rule, regulation, interpretation or position of the U.S. Securities and Exchange Commission or its staff that is applicable to the Offer. If, on the Expiration Date, the applicable waiting period (and any extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations promulgated thereunder (“HSR Act”) or any other applicable antitrust law has not expired or been terminated, we are obligated to extend the Offer for one or more periods of time of up to ten business days each until such condition has been satisfied. In no event will we extend the Offer beyond February 29, 2012, unless the applicable waiting period (and any extension thereof) under the HSR Act has not expired or been terminated or there is a pending action by any governmental entity seeking to prohibit or restrict Parent’s ownership of the Shares or operation of the Company’s business (unless such failure to expire or terminate or such action relates to a divestiture action of Parent for assets or businesses other than legal publishing assets or businesses) then either Parent or the Company may extend such date to a date no later than June 30, 2012. See Section 1 — “Terms of the Offer.”

How will I be notified if the Offer is extended?

If we decide to extend the Offer, we will inform the Depositary of that fact and will make a public announcement of the extension no later than 9:00 a.m., New York City time, on the next business day after the day on which the Offer was scheduled to expire.

Will there be a subsequent offering period?

Following the satisfaction of all the conditions to the Offer and the acceptance for payment of all the Shares tendered during the initial offering period (including extensions), we may elect to provide for a subsequent offering period of three to 20 business days, during which time stockholders whose Shares have not been accepted for payment may tender, but not withdraw, their Shares and receive the offer consideration. We may extend the subsequent offering period but we are not permitted under U.S. federal securities laws to provide a subsequent offering period of more than 20 business days in the aggregate. We have not at this time made a decision to provide or not to provide a subsequent offering period. See Section 1 — “Terms of the Offer” and Section 4 — “Withdrawal Rights” of this document for more information concerning any subsequent offering period.

If we elect or are required to provide or extend any subsequent offering period, a public announcement of such election or extension will be made no later than 9:00 a.m., New York City time, on the next business day following the day on which the Offer was scheduled to expire or the date of termination of any prior subsequent offering period. See Section 1 — “Terms of the Offer.”

What is the difference between an extension of the Offer and a subsequent offering period?

If the Offer is extended, no Shares will be accepted or paid for until the extension expires, and you will be able to withdraw your Shares until then. A subsequent offering period, if there is one, would occur after we have accepted, and become obligated to pay for, all the Shares that were validly tendered and not properly withdrawn by the time the initial offering period (including any extensions) expires. Shares that are validly tendered during a subsequent offering period will be accepted and paid for as they are received, and therefore cannot be withdrawn. See Section 1 — “Terms of the Offer” and Section 4 — “Withdrawal Rights.”

How do I tender my Shares?

If you wish to accept the Offer, this is what you must do:

•	The Letter of Transmittal sent to you by the Depositary will display the number of Shares held in your name (as “record holder”). You must complete and sign the enclosed Letter of Transmittal and send it and any other documents to the Depositary, as set forth in Section 3 of this Offer to Purchase. These materials must reach the Depositary before the Offer expires. Detailed instructions are contained in the Letter of Transmittal and in Section 3 — “Procedure for Accepting the Offer and Tendering Shares” of this Offer to Purchase.

•	If you beneficially hold your Shares under The BNA 401(k) Plan, you must complete and sign the enclosed Letter of Instruction. The Letter of Instruction instructs the 401(k) Plan Trustees to tender your Shares in the Offer. The Letter of Instruction must be delivered to the Depositary sufficiently in advance of the expiration of the Offer (and in any event not later than one business day prior to the expiration of the Offer) to enable the 401(k) Plan Trustees to comply with the instructions contained therein. Detailed instructions are contained in the Letter of Instruction and in Section 3 — “Procedure for Accepting the Offer and Tendering Shares” of this Offer to Purchase. Purchaser assumes no responsibility for the actions of the 401(k) Plan Trustees.

Until what time can I withdraw tendered Shares?

You can withdraw some or all of the Shares that you previously tendered in the Offer at any time prior to the expiration date of the Offer as it may be extended. Further, if we have not accepted your Shares for payment by October 29, 2011, you may withdraw them at any time after such date. Once we accept your tendered Shares for payment upon expiration of the Offer, however, you will no longer be able to withdraw them. In addition, you may not withdraw Shares tendered during a subsequent offering period, if there is one. See Section 4 — “Withdrawal Rights.”

How do I withdraw tendered Shares?

To withdraw tendered Shares, you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to the Depositary while you have the right to withdraw the Shares tendered in the Offer. To withdraw tendered Shares that are owned through The BNA 401(k) Plan, you must instruct the 401(k) Plan Trustees by notifying the Depositary in order to arrange for withdrawal of the Shares; such instructions should be delivered sufficiently in advance of the expiration of the Offer (and in any event not later than one business day prior to the expiration of the Offer) to enable the 401(k) Plan Trustees to comply with the instructions contained therein. See Section 4 — “Withdrawal Rights.”

Will the Offer be followed by a merger if all Shares are not tendered in the Offer?

Yes. If we purchase Shares in the Offer and the other conditions to the Merger are satisfied or waived (where permissible), we will merge with and into the Company. Assuming that the Minimum Condition and the other conditions to the Offer are satisfied or waived, upon consummation of the Offer, we would own sufficient Class A Shares to enable us to approve the Merger without the affirmative vote of any other stockholder of the Company. Furthermore, if, pursuant to the Offer, Purchaser owns in the aggregate in excess of 90% of the outstanding Class A Shares, we may effect the Merger without any further action by the stockholders of the Company. If the Merger takes place, the Company will become a wholly-owned subsidiary of Parent, and all remaining stockholders (other than Parent, Purchaser or the Company, or any wholly-owned subsidiaries of Parent, and any Company stockholders who properly exercise their appraisal rights under Delaware law) will receive $39.50 net per Share in cash (or any higher price per Share which is paid in the Offer), without interest, subject to any required withholding of taxes. See the “Introduction” to this Offer to Purchase and Section 12 — “Purpose of the Offer; Plans for the Company; Stockholder Approval; Appraisal Rights” and Section 13 — “The Transaction Documents — The Merger Agreement.”

If I decide not to tender, how will the Offer affect my Shares?

If the Merger takes place between the Company and us, the Company stockholders not tendering their Shares in the Offer (other than those properly exercising their appraisal rights under Delaware law) will receive cash in an amount equal to the price per Share paid in the Offer for each of their Shares. Therefore, if the Merger takes place (and you do not exercise your appraisal rights under Delaware law), the only difference between tendering and not tendering your Shares in the Offer is that tendering stockholders will be paid earlier. If you decide not to tender your Shares in the Offer and we purchase the Shares which are tendered in the Offer, but the Merger does not occur or is delayed, there may be so few remaining stockholders that the Company may no longer be required to make filings with the Securities and Exchange Commission or otherwise may no longer be required to comply with the Securities and Exchange Commission rules relating to publicly held companies. See Section 7 — “Registration under the Exchange Act” and Section 13 — “The Transaction Documents — The Merger Agreement.”

Are appraisal rights available in either the Offer or the Merger?

Appraisal rights are not available as a result of the Offer. However, if the Merger is consummated, appraisal rights will be available to holders of Shares that are not tendered and who follow the procedure for perfecting their appraisal rights as set forth under Delaware law. A holder of Shares must properly perfect such holder’s right to seek appraisal under Delaware law in connection with the Merger in order to exercise appraisal rights under Delaware law. See Section 12 — “Purpose of the Offer; Plans for the Company; Stockholder Approval; Appraisal Rights — Appraisal Rights.”

If you successfully complete the Offer, what will happen to the Company’s board of directors?

If we accept Shares for payment pursuant to the Offer, under the Merger Agreement, the Company is required to reduce the total number of directors on the Company Board of Directors to five and Purchaser will be entitled to designate three directors on the Company Board of Directors. The Company is also required, upon the request of Parent, to cause such designees to constitute a majority of each committee of the Company Board of Directors (other than the committee comprised solely of Continuing Directors (as defined below) established solely to take action under the Merger Agreement, which shall be permitted to meet without the presence of other directors solely for purposes of considering and, if necessary, taking certain actions as described in the Merger Agreement). Except with respect to the Continuing Directors, upon the occurrence of the Acceptance Time, the Company will accept the resignations of each director on the Company Board of Directors (and each committee thereof) as is necessary to enable Purchaser’s designees to serve as directors on the Company Board of Directors.

Prior to the Effective Time, the Company will retain two directors who were members of the Company Board of Directors immediately prior to such Parent’s designees being appointed as directors (the “Continuing Directors”), and such Continuing Directors will be deemed to be a committee of the Company Board of Directors established to take certain actions under the Merger Agreement. See Section 12 — “Purpose of the Offer; Plans for the Company, Stockholder Approval; Appraisal Rights.”

What is the value of my Shares as of a recent date?

There is no established trading market for the Shares. The Company reported in Form 10-Q, filed July 29, 2011, that the Company re-purchased Shares for an average purchase price of $17.50 per Share during the twelve weeks ended June 18, 2011. See Section 6 — “Recent Price of Shares; Dividends” for further details. Before deciding whether to tender your Shares into and accept the Offer, you should make your own assessment of the value of the Shares.

What are the U.S. federal income tax consequences of exchanging my Shares pursuant to the Offer or the Merger?

Your exchange of Shares for cash pursuant to the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local or non-U.S. income or other tax laws. In general, a U.S. Holder that exchanges Shares for cash pursuant to the Offer or the Merger will recognize gain or loss equal to the difference between (i) the amount of cash received and (ii) such U.S. Holder’s adjusted tax basis in its Shares. In general, payments made to a Non-U.S. Holder with respect to Shares exchanged for cash pursuant to the Offer or the Merger generally will not be subject to U.S. federal income tax, unless such Non-U.S. Holder has certain connections to the United States or the Company is a U.S. real property holding corporation. You are urged to consult your own tax advisor regarding the tax consequences to you of exchanging your Shares for cash pursuant to the Offer or the Merger in light of your own particular circumstances. See Section 5 — “Certain Material U.S. Federal Income Tax Considerations.”

Whom can I talk to if I have questions about the Offer?

You can call MacKenzie Partners, Inc., the Information Agent for the Offer, at (800) 322-2885 (toll-free), and Credit Suisse Securities (USA) LLC, the Dealer Manager for the Offer, at (800) 318-8219 with any questions you may have. See the back cover of this Offer to Purchase.

To the Stockholders of The Bureau of National Affairs, Inc.:

INTRODUCTION

Brass Acquisition Corp., a Delaware corporation (“Purchaser”) and a wholly-owned subsidiary of Bloomberg Inc., a Delaware corporation (“Parent”), is offering to purchase all of the issued and outstanding shares of common stock, par value $1.00 per share (the “Company Common Stock”), including all of the issued and outstanding shares of Class A common stock, par value $1.00 per share (the “Class A Shares”), all of the issued and outstanding shares of Class B common stock, par value $1.00 per share (the “Class B Shares”), and all of the issued and outstanding shares of Class C common stock, par value $1.00 per share (the “Class C Shares” and, together with the Class A Shares and the Class B Shares, the “Shares” and, each a “Share”) of The Bureau of National Affairs, Inc., a Delaware corporation (the “Company”), for $39.50 per Share, net to the sellers in cash, without interest (the “Offer Price”), subject to any required withholding of taxes and upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal (which, as amended or supplemented from time to time, together constitute the “Offer”).

Tendering stockholders who are record owners of their Shares, will not be required to pay brokerage fees or commissions. Except as set forth in Instruction 6 of the Letter of Transmittal, you will not be required to pay stock transfer taxes on the sale of Shares pursuant to the Offer. However, if you do not complete and sign the Form W-9 that is included in the Letter of Transmittal (or other applicable form), you may be subject to backup withholding at a rate of 28% on the gross proceeds payable to you. In addition, you may be subject to withholding at rate of 10% of the gross proceeds if the Company does not provide a certificate to Purchaser certifying that it is not a U.S. real property holding corporation. See Section 3 — “Procedure for Accepting the Offer and Tendering Shares — Backup Withholding.” We will pay all charges and expenses that BNY Mellon Shareowner Services (the “Depositary”), MacKenzie Partners, Inc. (the “Information Agent”) and Credit Suisse Securities (USA) LLC (the “Dealer Manager” and together with its affiliates, “Credit Suisse”) incur in connection with the Offer. See Section 17 — “Fees and Expenses.”

We are making the Offer pursuant to the Agreement and Plan of Merger, dated as of August 24, 2011 (the “Merger Agreement”) by and among Parent, Purchaser and the Company. The Merger Agreement provides that, following the consummation of the Offer, Purchaser will merge with and into the Company (the “Merger”), with the Company continuing as the surviving corporation and becoming a wholly-owned subsidiary of Parent (the “Surviving Corporation”). At the effective time of the Merger (the “Effective Time”), each issued and outstanding Share (other than any Shares in respect of which appraisal rights are validly exercised under the Delaware General Corporation Law (as amended, the “DGCL”), any Shares owned by the Company as treasury stock, and any Shares held by Parent, Purchaser or the Company or any other wholly-owned subsidiary of Parent) will be converted into the right to receive cash in an amount equal to the per Share price paid in the Offer, without interest and subject to any required withholding of taxes. The Merger is subject to the satisfaction or waiver of certain conditions described in Section 13 — “The Transaction Documents — The Merger Agreement”, which contains a detailed description of the Merger Agreement. Section 5 — “Certain Material U.S. Federal Income Tax Considerations” describes certain material U.S. federal income tax considerations relating to the sale of Shares in the Offer and the Merger.

The Board of Directors of the Company (the “Company Board of Directors”) (i) determined that the Merger Agreement is advisable, (ii) determined that the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Offer and the Merger, taken together, are at a price and on terms that are fair to and in the best interests of the Company and its stockholders, and (iii) approved the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Offer and the Merger. THE COMPANY BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE COMPANY’S STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER AND IF REQUIRED BY DELAWARE LAW, THAT THE COMPANY’S CLASS A STOCKHOLDER ADOPT THE MERGER AGREEMENT. The Company has advised us that, to the knowledge of the Company, and to the extent permitted by applicable securities laws, rules or regulations, including Section 16(b) of the Securities Exchange Act of 1934, as amended (the

“Exchange Act”), each executive officer and director of the Company currently intends to tender all Shares over which he or she has sole dispositive power.

A description of the reasons for the Company Board of Directors’ approval of the Offer and the Merger is set forth in the Company’s Solicitation/Recommendation Statement under Section 14(d)(4) of the Exchange Act on Schedule 14D-9 (the “Schedule 14d-9”).

The Offer is conditioned upon, among other things, (i) there being validly tendered and not properly withdrawn, prior to the expiration of the Offer, a number of Class A Shares that represents a majority of the total number of Class A Shares then outstanding on a fully diluted basis (the “Minimum Condition”) and (ii) expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations promulgated thereunder (the “HSR Act”) and any other applicable antitrust law. See Section 15 — “Conditions of the Offer” and Section 16 — “Certain Legal Matters; Regulatory Approvals.”

According to the Company, as of August 24, 2011, there were 9,597,017 Class A Shares issued and outstanding, 15,513,363 Class B Shares issued and outstanding, and 6,450 Class C Shares issued and outstanding. Accordingly, as of August 24, 2011, the Minimum Condition would have been satisfied if approximately 4,798,509 Class A Shares were validly tendered pursuant to the Offer and not properly withdrawn.

Upon the purchase of Shares pursuant to the Offer, the Merger Agreement provides that the Company is required to reduce the total number of directors on the Company Board of Directors to five and Purchaser is entitled to designate three directors on the Company Board of Directors. Purchaser currently intends, promptly after consummation of the Offer, to exercise this right and to designate the following designees as directors of the Company Board of Directors: Peter Grauer, Martin Geller and Elizabeth Mazzeo. Each designee is a director, officer or employee of Parent or Bloomberg L.P. We expect that such representation on the Company Board of Directors would permit us to exert substantial influence over the Company’s conduct of its business and operations. We currently intend, as soon as practicable after consummation of the Offer, to consummate the Merger pursuant to the Merger Agreement. Following the Merger, our directors will be the directors of the Company.

Under the DGCL, if we acquire, pursuant to the Offer, at least 90% of the outstanding Class A Shares, we will be able to effect the Merger under the short-form Merger provisions of the DGCL without a vote of the Company stockholders. If we do not acquire at least 90% of the outstanding Class A Shares, through the purchase of Shares in the Offer, we will have to seek approval of the Merger Agreement and the Merger by the Company’s holders of Class A Shares (the “Class A Stockholders”). Such approval of the Merger Agreement and the Merger would require the affirmative vote of holders of a majority of the outstanding Class A Shares. Assuming that the Minimum Condition and the other conditions to the Offer are satisfied or waived, upon consummation of the Offer, we would own, as of the date of consummation of the Offer, sufficient Class A Shares to enable us, without the vote of any other Class A Stockholders, to satisfy the stockholder approval requirement to approve the Merger Agreement and the Merger. See Section 13 — “The Transaction Documents — The Merger Agreement.”

The Offer is conditioned upon the fulfillment of the conditions described in Section 15 — “Conditions of the Offer.” The Offer will expire at 12:00 midnight, New York City time, at the end of the day on Wednesday September 28, 2011, unless we extend the Offer.

THIS OFFER TO PURCHASE, THE RELATED LETTER OF TRANSMITTAL AND THE LETTER OF INSTRUCTION CONTAIN IMPORTANT INFORMATION, AND YOU SHOULD CAREFULLY READ BOTH IN THEIR ENTIRETY BEFORE YOU MAKE A DECISION WITH RESPECT TO THE OFFER.

THE OFFER

1.	Terms of the Offer.

Upon the terms and subject to the conditions set forth in the Offer, we will accept for payment and pay for all Shares that are validly tendered and not properly withdrawn in accordance with the procedures set forth in Section 3 — “Procedure for Accepting the Offer and Tendering Shares” on or prior to the Expiration Date. “Expiration Date” means 12:00 Midnight, New York City time, at the end of the day on Wednesday, September 28, 2011, unless extended, in which event “Expiration Date” means the latest time and date at which the Offer, as so extended, shall expire.

The Offer is subject to the conditions set forth in Section 15 — “Conditions of the Offer,” which include, among other things, satisfaction of the Minimum Condition and expiration or termination of any applicable waiting period relating to the Offer under the HSR Act (as defined below) or other applicable antitrust law. See Section 16 — “Certain Legal Matters; Regulatory Approvals.” Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), we will purchase, as soon as permitted under the terms of the Offer, all Shares validly tendered and not properly withdrawn prior to the Expiration Date. If on the scheduled expiration date of the Offer, including following a prior extension, any condition to the Offer has not been satisfied or waived (other than any conditions to the Offer that by its nature cannot be satisfied until the closing of the Offer), we may (subject to our rights to terminate the Offer in accordance with the terms of the Merger Agreement) extend the Offer for one or more periods of time of up to ten business days. In addition, we must extend the Offer for any period required by any rule, regulation, interpretation or position of the U.S. Securities and Exchange Commission (“SEC”) or its staff that is applicable. In no event will we extend the Offer beyond February 29, 2012, unless the applicable waiting period (and any extension thereof) under the HSR Act has not expired or been terminated or there is a pending action by any governmental entity seeking to prohibit or restrict Parent’s ownership of the Shares or Parent’s operation of the Company’s business (unless such failure to expire or terminate or such action relates to a divestiture action of Parent for assets or businesses other than legal publishing assets or businesses) then either Parent or the Company may extend such date to a date no later than June 30, 2012. See Section 1 — “Terms of the Offer.” During any extension of the Offer, all Shares previously tendered and not properly withdrawn will remain subject to the Offer and subject to your right to withdraw such Shares. See Section 4 — “Withdrawal Rights.” The parties’ ability or obligation to extend the offering period of the Offer is subject to their respective rights to terminate the Merger Agreement in accordance with its terms.

Following the acceptance for payment (the “Acceptance Time”) of all the Shares validly tendered and not properly withdrawn during the initial offering period (including extensions), we may elect to provide a subsequent offering period, in accordance with Rule 14d-11 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (each, a “Subsequent Offering Period”), for a period of three to 20 business days during which time stockholders whose Shares have not been accepted for payment may tender, but not withdraw, their Shares and receive the offer consideration. We may extend the Subsequent Offering Period, but we are not permitted under U.S. federal securities laws to provide a Subsequent Offering Period of more than 20 business days in the aggregate. The same offer price will be paid to stockholders tendering Shares in the Offer during the initial offering period or during any Subsequent Offering Period, if there is any.

Pursuant to Rule 14d-7(a)(2) under the Exchange Act, withdrawal rights do not apply to Shares tendered during a Subsequent Offering Period.  A Subsequent Offering Period, if one is provided, is not an extension of the Offer, which already would have been completed. For purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or a U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 Midnight, New York City time.

We have not at this time made a decision to provide or not to provide a Subsequent Offering Period. If we elect to provide or extend a Subsequent Offering Period, we will make a public announcement of such

Subsequent Offering Period or extension no later than 9:00 a.m., New York City time, on the next business day after the Expiration Date or the date of termination of the prior Subsequent Offering Period.

We also reserve the right to waive any of the conditions to the Offer and to make any change in the terms of or conditions to the Offer, provided that the Company’s prior written consent is required for us to (i) amend or waive the Minimum Condition , (ii) decrease the Offer Price, (iii) change the form of consideration payable in the Offer, (iv) decrease the number of Shares sought pursuant to the Offer, (v) add to the conditions of the Offer set forth in Section 15 — “Conditions of the Offer” or modify such conditions in a manner adverse to the holders of Shares (vi) extend the Offer (except to the extent required by or permitted under the Merger Agreement) or (vii) make any other change to the terms and conditions of the Offer that is materially adverse to the holders of Shares.

If we make a material change to the terms of the Offer or waive a material condition to the Offer, we will extend the Offer and disseminate additional tender offer materials to the extent required by applicable law, including Rules 14-4(d), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which a tender offer must remain open following material changes in the terms of the Offer, other than a change in price, a change in percentage of securities sought, or inclusion of or changes to a dealer’s soliciting fee, depends upon the facts and circumstances, including the materiality of the changes. With respect to a change in price, a change in percentage of securities sought, or inclusion of or changes to a dealer’s soliciting fee, the Offer generally must remain open for a minimum of ten business days following the dissemination of such information to stockholders. Accordingly, if, prior to the Expiration Date, we increase the consideration to be paid for Shares in the Offer, and if the Offer is scheduled to expire at any time before the expiration of a period of ten business days from, and including, the date that notice of such increase is first published, sent or given in the manner specified below, we will extend the Offer at least until the expiration of that period of ten business days. If, prior to the Expiration Date, Purchaser increases the consideration being paid for Shares accepted for payment pursuant to the Offer, such increased consideration will be paid to all stockholders whose Shares are purchased pursuant to the Offer, whether or not such Shares were tendered prior to the announcement of the increase in consideration.

Any extension, termination or amendment of the Offer will be followed as promptly as practicable by a public announcement thereof. Without limiting the manner in which we may choose to make any public announcement, we will have no obligation (except as otherwise required by applicable law) to publish, advertise or otherwise communicate any such public announcement other than by publishing the release on BusinessWire. In the case of an extension of the Offer, we will make a public announcement of such extension no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

The Company has provided us with its stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. We will send this Offer to Purchase, the related Letters of Transmittal and other related documents to record holders of Shares.

2.	Acceptance for Payment and Payment for Shares.

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), we will accept for payment and pay for all Shares validly tendered and not properly withdrawn prior to the Expiration Date promptly after the Expiration Date. If we decide to provide a Subsequent Offering Period, we will immediately accept and promptly pay for Shares as they are tendered during the Subsequent Offering Period. Notwithstanding the foregoing, subject to the terms and conditions of the Merger Agreement and any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act, we reserve the right, in our sole discretion and subject to applicable law, to delay the acceptance for payment or payment for Shares until satisfaction of all conditions to the Offer relating to governmental or regulatory approvals specified in Section 16 — “Certain Legal Matters; Regulatory Approvals.” For information with respect to approvals that we are or may be required to obtain prior to the completion of the Offer, including under the HSR Act (as defined below), see Section 16 — “Certain Legal Matters; Regulatory Approvals.”

We will pay for Shares accepted for payment pursuant to the Offer by depositing the purchase price with the Depositary, which will act as your agent for the purpose of receiving payments from us and transmitting such payments to you. Upon the deposit of such funds with the Depositary, Purchaser’s obligation to make such payment shall be satisfied, and tendering stockholders must thereafter look solely to the Depositary for payment of amounts owed to them by reason of the acceptance for payment of Shares pursuant to the Offer. Notwithstanding the foregoing, from and after the Effective Time, holders of Shares who did not tender in the Offer will have the right to receive the Merger Consideration pursuant to the terms and conditions of the Merger Agreement.

In all cases (including during any Subsequent Offering Period), payment for Shares accepted for payment will be made only after timely receipt by the Depositary of a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), with any required signature guarantees in connection with a book-entry transfer and any other documents required by the Letter of Transmittal. For a description of the procedure for tendering Shares pursuant to the Offer, see Section 3 — “Procedure for Accepting the Offer and Tendering Shares.” Accordingly, payment may be made to tendering stockholders at different times if delivery of the Shares and other required documents occurs at different times.

For purposes of the Offer, we will be deemed to have accepted for payment Shares validly tendered and not withdrawn when, as and if we give oral or written notice of our acceptance to the Depositary.

Under no circumstances will we pay interest on the consideration paid for Shares pursuant to the Offer, regardless of any extension of the Offer or any delay in making such payment.

Payment of the Offer Price with respect to Shares which are reflected on the Company’s books and records as being pledged to the Company’s credit union (or other secured party) will be made directly to the credit union (or other secured party). Such payment may result in a payment to the credit union (or other secured party) greater than the amount of the underlying obligation that is secured by the pledge. A holder of Shares will have to look to the credit union (or other secured party) for the repayment of any amounts in excess of the underlying obligation. Purchaser will not be responsible for any such overpayment. Payment to the Company’s credit union (or other secured party) will discharge the obligation of Purchaser to pay for such Shares.

If we do not accept for payment any tendered Shares pursuant to the Offer for any reason, without expense to you, we will transfer such Shares into the Depositary’s account at the Book-Entry Transfer Facility pursuant to the procedures set forth in Section 3 — “Procedure for Accepting the Offer and Tendering Shares,” and the Shares will be credited to an account maintained at the Book-Entry Transfer Facility, promptly following the expiration, termination or withdrawal of the Offer.

3.	Procedure for Accepting the Offer and Tendering Shares.

Valid Tender of Shares.  Except as set forth below, in order for you to tender Shares in the Offer, the Depositary must receive a Letter of Transmittal (or a manually signed facsimile thereof), properly completed and signed, together with any required signature guarantees in connection with a book-entry delivery of Shares, and any other documents that the Letter of Transmittal requires, at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date and you must cause your Shares to be tendered pursuant to the procedure for book-entry transfer set forth below. You need not tender paper certificates formerly representing Shares of the Company to the Depositary. Shares represented by such paper certificates have been converted to book entry form and are held in an account in your name.

The method of delivery of Shares and all other required documents is at your election and sole risk, and delivery will be deemed made only when actually received by the Depositary. You should allow sufficient time to ensure timely delivery.

The tender of Shares pursuant to the procedure described above will constitute your acceptance of the Offer, as well as your representation and warranty that (i) you own the Shares being tendered within the meaning of Rule 14e-4 under the Exchange Act, (ii) the tender of such Shares complies with Rule 14e-4 under the Exchange Act and (iii) you have the full power and authority to tender, sell, assign and transfer the Shares tendered, as specified in the Letter of Transmittal. Our acceptance for payment of Shares tendered by you pursuant to the Offer will constitute a binding agreement between us with respect to such Shares, upon the terms and subject to the conditions of the Offer.

Book-Entry Delivery.  The Letter of Transmittal (or a manually signed facsimile thereof) properly completed and duly executed together with any required signature guarantees and any other required documents must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase by the Expiration Date (except with respect to any subsequent offering period, if one is provided) must be complied with.

Required documents must be transmitted to and received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase. Delivery of the Letter of Transmittal and any other required documents to any other location or address does not constitute delivery to the Depositary.

Signature Guarantees.  All signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most banks, savings and loan associations and brokerage houses) that is a member of a recognized Medallion Program approved by The Securities Transfer Association Inc., including the Securities Transfer Agents Medallion Program (STAMP), the Stock Exchange Medallion Program (SEMP) and the New York Stock Exchange, Inc. Medallion Signature Program (MSP) or any other “eligible guarantor institution” (as such term is defined in Rule 17Ad-15 under the Exchange Act) (each, an “Eligible Institution”), unless the Shares tendered are tendered (a) by a registered holder of Shares who has not completed either the box labeled “Special Payment Instructions” or the box labeled “Special Delivery Instructions” on the Letter of Transmittal or (b) for the account of an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal.

Backup Withholding and FIRPTA Withholding.  A noncorporate Holder (as defined in Section 5 — “Certain Material U.S. Federal Income Tax Considerations”) may be subject to backup withholding tax at the applicable rate (currently 28%) with respect to cash payments received upon the exchange of Shares pursuant to the Offer or the Merger unless an exemption applies. For an exemption to apply to a U.S. Holder, such U.S. Holder must (i) timely provide the Depositary with a correct taxpayer identification number and otherwise comply with certain certification procedures (generally, by providing a properly completed Form W-9 included with the Letter of Transmittal) or (ii) otherwise establish to the satisfaction of the Depositary that such U.S. Holder is exempt from backup withholding tax. For an exemption to apply to a Non-U.S. Holder, such Non-U.S. Holder must (i) certify under penalties of perjury on an appropriate and properly completed IRS Form W-8 that such Non-U.S. Holder is not a U.S. person (provided that the Depositary does not have actual knowledge or reason to know that the Holder is a U.S. person), or (ii) otherwise establish to the satisfaction of the Depositary that such Non-U.S. Holder is exempt from backup withholding tax. A Holder (as defined in “Section 5 — Certain Material U.S. Federal Income Tax Considerations”) may be subject to withholding equal to 10% of the amount paid in exchange for its Shares pursuant to the Offer or the Merger if the Company does not deliver a certificate to Purchaser certifying that it is not a U.S. real property holding corporation. The Company does not expect to be a U.S. real property holding corporation, and expects to deliver a certificate to the Purchaser certifying that it is not a U.S. real property holding corporation. In the event that the Company does not deliver such a certificate, the Depositary will be entitled to withhold 10% of the amount paid in exchange for the Shares. For a more detailed discussion of backup withholding and FIRPTA withholding, see Section 5 — “Certain Material U.S. Federal Income Tax Considerations.”

Appointment of Proxy.  By executing a Letter of Transmittal, you irrevocably appoint our designees as your attorneys-in-fact and proxies, with full power of substitution, in the manner set forth in the Letter of Transmittal to the full extent of your rights with respect to the Shares tendered and accepted for payment by us (and any and all other Shares or other securities issued or issuable in respect of such Shares on or after the date of this Offer to Purchase). All such powers of attorney and proxies are irrevocable and coupled with an interest in the tendered Shares. Such appointment is effective only upon our acceptance for payment of such Shares in accordance with the terms of the Offer. Upon such acceptance for payment, all prior powers of attorney and proxies and consents granted by you with respect to such Shares and other securities will, without further action, be revoked, and no subsequent powers of attorney or proxies may be given nor subsequent written consents executed (and, if previously given or executed, will cease to be effective). Upon such acceptance for payment, our designees will be empowered to exercise all your voting and other rights as they, in their sole discretion, may deem proper at any annual, special or adjourned meeting of the Company’s stockholders, by written consent or otherwise. We reserve the right to require that, in order for Shares to be validly tendered, immediately upon our acceptance for payment of such Shares, we are able to exercise full voting rights with respect to such Shares and other securities (including voting at any meeting of stockholders then scheduled or acting by written consent without a meeting).

Determination of Validity.  We will determine, in our sole discretion, all questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares, and our determination shall be final and binding. We reserve the absolute right to reject any or all tenders of Shares that we determine not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defect or irregularity in any tender of Shares. No tender of Shares will be deemed to have been validly made until all defects and irregularities with respect to such tender have been cured or waived. None of Purchaser, the Depositary, the Information Agent, the Dealer Manager or any other person will be under any duty to give notification of any defect or irregularity in tenders or waiver of any such defect or irregularity or incur any liability for failure to give any such notification. Purchaser’s interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

Shares held through The BNA 401(k) Plan.  If you beneficially hold your Shares under The BNA 401(k) Plan, you must complete and sign the enclosed Letter of Instruction. The Letter of Instruction instructs the 401(k) Plan Trustees to tender your Shares in the Offer. The Letter of Instruction must be delivered to the Depositary sufficiently in advance of the expiration of the Offer (and in any event not later than one business day prior to the expiration of the Offer) to enable the 401(k) Plan Trustees to comply with the instructions contained therein and to tender the Shares as described above. Detailed instructions are contained in the Letter of Instruction. Purchaser assumes no responsibility for the actions of the 401(k) Plan Trustees.

4.	Withdrawal Rights.

Except as described in this Section 4, tenders of Shares made in the Offer are irrevocable. You may withdraw tenders of Shares made pursuant to the Offer at any time before the Expiration Date and, unless theretofore accepted for payment as provided herein, tenders of Shares may also be withdrawn at any time after October 29, 2011. If we extend the period of time during which the Offer is open, are delayed in accepting for payment or paying for Shares or are unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may, on our behalf and subject to the terms and conditions of the Merger Agreement and any applicable rules and regulations of the SEC, retain all Shares tendered, and such Shares may not be withdrawn, except to the extent that you duly exercise withdrawal rights as described in this Section 4 before the Expiration Date or at any time after October 29, 2011, unless theretofore accepted for payment as provided herein.

For your withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal with respect to the Shares must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase, and the notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of Shares, if different from that of the person who tendered such Shares. If the Shares to be withdrawn have been delivered to the Depositary, a signed notice of withdrawal with (except in the case of Shares tendered by an Eligible Institution) signatures guaranteed by an Eligible Institution must be submitted before the release of such Shares. Withdrawals may not be rescinded, and Shares withdrawn will thereafter be deemed not validly tendered. However, withdrawn Shares may be re-tendered at any time before the Expiration Date by again following the procedures described in Section 3 — “Procedure for Accepting the Offer and Tendering Shares.”

If you tendered Shares by giving instructions to the 401(k) Plan Trustees, you must instruct them by notifying the Depositary in order to arrange for withdrawal of the Shares; such instructions should be delivered sufficiently in advance of the expiration of the Offer (and in any event not later than one business day prior to the expiration of the Offer) to enable the 401(K) Plan Trustees to comply with the instructions contained therein.

If we provide a Subsequent Offering Period (as described in more detail in Section 1 — “Terms of the Offer”) following the Offer, no withdrawal rights will apply to Shares tendered in such Subsequent Offering Period or to Shares previously tendered in the Offer and accepted for payment.

We will determine, in our sole discretion, all questions as to the form and validity (including time of receipt) of any notice of withdrawal, and our determination shall be final and binding. None of Purchaser, the Depositary, the Information Agent, the Dealer Manager or any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or waiver of any such defect or irregularity or incur any liability for failure to give any such notification.

5.	Certain Material U.S. Federal Income Tax Considerations.

The following is a general summary of certain material U.S. federal income tax considerations to a beneficial owner of Shares (a “Holder”) who exchanges Shares for cash pursuant to the Offer (including during a Subsequent Offering Period) or the Merger. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), final and temporary Treasury Regulations promulgated thereunder, administrative pronouncements or practices and judicial decisions, all as in effect as of the date hereof. Future legislative, judicial or administrative modifications, revocations or interpretations, which may or may not be retroactive, may result in U.S. federal income tax considerations significantly different from those summarized herein. We have not sought, and do not intend to seek, any ruling from the Internal Revenue Service (the “IRS”) or any other taxing authority with respect to any of the U.S. federal income tax considerations summarized herein, and there can be no assurance that the IRS will not challenge any of the considerations summarized herein, or that a court will not sustain any such challenge by the IRS.

For purposes of this discussion, the term “U.S. Holder” means a Holder that is, for U.S. federal income tax purposes:

•	a citizen or an individual resident of the United States;

•	a corporation (or other entity taxable as a corporation) created or organized under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust which (i) is subject to the primary jurisdiction of a court within the United States and for which one or more U.S. persons have authority to control all substantial decisions, or (ii) has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

A “Non-U.S. Holder” is a Holder (other than a partnership or any entity or arrangement treated as a partnership for U.S. federal income tax purposes) that is not a U.S. Holder. If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Shares, the tax treatment of a partner in such partnership generally will depend on the status of the partner and the activities of the partnership. If you are a partner in a partnership that holds Shares, you should consult your tax advisor regarding the tax consequences of the exchange of Shares for cash pursuant to the Offer or the Merger.

This summary is for general information only and does not constitute tax advice. This summary does not address all aspects of U.S. federal income taxation that may be relevant to Holders in light of their particular circumstances. In addition, this discussion does not apply to certain categories of Holders that are subject to special treatment under the U.S. federal income tax laws, such as (i) banks, financial institutions or insurance companies, (ii) regulated investment companies or real estate investment trusts, (iii) brokers or dealers in securities or currencies or traders in securities that elect mark-to-market treatment, (iv) tax-exempt organizations, qualified retirement plans, individual retirement accounts or other tax-deferred accounts, (v) controlled foreign corporations or passive foreign investment companies, (vi) Holders that exercise appraisal rights in connection with the Merger, (vii) Holders that acquired Shares in connection with the exercise of employee stock options or otherwise as compensation for services, (viii) Holders that own Shares as part of a straddle, hedge, constructive sale, conversion transaction or other integrated investment, (ix) Holders that are liable for the “alternative minimum tax” under the Code, (x) U.S. Holders whose functional currency is not the United States dollar, or (xi) U.S. expatriates. This discussion does not address any tax consequences arising under any state, local or non-U.S. tax laws or U.S. federal estate or gift tax laws. In addition, this discussion applies only to Holders that hold their Shares as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment).

HOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF U.S. FEDERAL TAX LAWS TO THEM IN LIGHT OF THEIR OWN PARTICULAR CIRCUMSTANCES AND ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL, NON-U.S. OR OTHER TAXING JURISDICTION.

U.S. Holders.  The exchange of Shares for cash pursuant to the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. Holder will recognize gain or loss equal to the difference between (i) the amount of cash received and (ii) such U.S. Holder’s adjusted tax basis in its Shares. Generally, such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the Shares exchanged were held for more than one year as of the date of exchange. Long-term capital gains of noncorporate U.S. Holders generally are subject to U.S. federal income tax at preferential rates. The deduction of capital losses is subject to limitations. Gain or loss must be calculated separately for each block of Shares (i.e., Shares acquired for the same cost in the same transaction) exchanged for cash pursuant to the Offer or the Merger.

Non-U.S. Holders.  Payments made to a Non-U.S. Holder with respect to Shares exchanged for cash pursuant to the Offer or the Merger generally will not be subject to U.S. federal income tax, unless: (a) the gain, if any, is effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment maintained by the Non-U.S. Holder), in which event (i) the Non-U.S. Holder will be subject to U.S. federal income tax on a net basis under regular graduated income tax rates in the same manner as if such Non-U.S. Holder were a U.S. Holder and (ii) if the Non-U.S. Holder is a corporation, it may also be subject to a branch profits tax at a flat rate of 30% (or such lower rate as may be specified under an applicable income tax treaty); or (b) the Non-U.S. Holder is an individual who was present in the United States for 183 days or more in the taxable year in which the Shares are exchanged and certain other conditions are met, in which event gain recognized by the Non-U.S. Holder will be subject to U.S. federal income tax at a flat rate of 30% (or such lower rate as may be specified under an applicable income tax treaty), but generally may be offset by U.S. source capital losses.

Information Reporting and Backup Withholding.  Payments made to a Holder with respect to Shares exchanged for cash pursuant to the Offer or the Merger will be reported to the Holder and the IRS to the extent required by the Code and applicable Treasury Regulations. In addition, a noncorporate Holder may be subject to backup withholding tax at the applicable rate (currently 28%) with respect to cash payments received upon the exchange of Shares pursuant to the Offer or the Merger unless an exemption applies. For an exemption to apply to a U.S. Holder, such U.S. Holder must (i) timely provide the Depositary with a correct taxpayer identification number and otherwise comply with certain certification procedures (generally, by providing a properly completed Form W-9 included with the Letter of Transmittal) or (ii) otherwise establish to the satisfaction of the Depositary that such U.S. Holder is exempt from backup withholding tax. For an exemption to apply to a Non-U.S. Holder, such Non-U.S. Holder must (i) certify under penalties of perjury on an appropriate and properly completed IRS Form W-8 that such Non-U.S. Holder is not a U.S. person (provided that the Depositary does not have actual knowledge or reason to know that the Holder is a U.S. person), or (ii) otherwise establish to the satisfaction of the Depositary that such Non-U.S. Holder is exempt from backup withholding tax. Each Non-U.S. Holder is urged to consult its own tax advisor to determine which IRS Form W-8 is appropriate in such Non-U.S. Holder’s case. If Shares are held through a non-U.S. partnership or other flow-through entity, certain documentation requirements also may apply to the partnership or other flow-through entity.

Backup withholding is not an additional tax, and any amounts withheld under the backup withholding rules from a payment to a Holder generally will be allowed as a refund or credit against such Holder’s U.S. federal income tax liability, provided that such Holder timely furnishes the required information to the IRS.

FIRPTA Withholding.  A Holder may be subject to withholding equal to 10% of the amount paid in exchange for its Shares pursuant to the Offer or the Merger if the Company does not deliver a certificate to Purchaser certifying that it is not a U.S. real property holding corporation. The Company does not expect to be a U.S. real property holding corporation, and has informed Purchaser that it expects to deliver a certificate to the Purchaser certifying that it is not a U.S. real property holding corporation. In the event that the Company does not deliver such a certificate, the Depositary will be entitled to withhold 10% of the amount paid in exchange for the Shares. Amounts withheld would be creditable against a Holder’s federal income tax liability and, if the amount withheld exceeds the Holder’s tax liability, such Holder could be entitled to a refund by filing a U.S. income tax return with the IRS.

6.	Recent Share Price; Dividends.

There is no established trading market for the Shares. The Company reported in Form 10-Q, filed July 29, 2011, that the Company re-purchased Shares for an average purchase price of $17.50 per Share during the twelve weeks ended June 18, 2011. Before deciding whether to tender your Shares into and accept the Offer, you should make your own assessment of the value of the Shares.

The Company has not, between January 1, 2011 and the date of the Merger Agreement, declared or paid any dividend other than the March 2011 dividend of $0.23 per share. Under the terms of the Merger Agreement and during the period from the date of the Merger Agreement to the Effective Time, the Company and the Company’s subsidiaries will not, without the prior written consent of Parent, split, combine, subdivide or reclassify any Shares or declare or pay any dividend, or make any other actual, constructive or deemed distribution in respect of any Shares, other than (x) in the event that the Offer has not expired on or prior to midnight, September 30, 2011, a cash dividend of $0.23 per share payable to stockholders of record as of the close of business on September 30, 2011, and (y) dividends by a Company Subsidiary to the Company or another Company Subsidiary.

7.	Registration under the Exchange Act.

Registration under the Exchange Act.  The Class A Shares are currently registered under the Exchange Act. The purchase of the Shares pursuant to the Offer may result in the Class A Shares becoming eligible for deregistration under the Exchange Act. Registration may be terminated upon application of the Company to the SEC if the number of holders of record of the Shares is fewer than 300 and the outstanding Shares are not listed on a “national securities exchange.” Termination of the registration of the Class A Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to holders of Shares and to the SEC and would make certain of the provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement to furnish a proxy statement pursuant to Section 14(a) in connection with a stockholder’s meeting and the related requirement to furnish an annual report to stockholders and the requirements of Rule 13e-3 under the Exchange Act with respect to “going private” transactions, no longer applicable to the Company. Furthermore, “affiliates” of the Company and persons holding “restricted securities” of the Company may be deprived of the ability to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended. If at any time following the Acceptance Time, the number of holders of record of the Shares is fewer than 300, the Company has agreed under the Merger Agreement to take all steps necessary or appropriate to terminate registration of the Shares under the Exchange Act including the filing of Exchange Act Form 15 with the SEC.

If registration of the Class A Shares under the Exchange Act is not terminated prior to the Merger, then the registration of the Class A Shares under the Exchange Act will be terminated following the completion of the Merger.

8.	Certain Information Concerning the Company.

The Company is a Delaware corporation with principal executive offices at 1801 South Bell Street, Arlington, Virginia 22202. The telephone number of the Company’s principal executive offices is (703) 341-3000.

The following description of the Company and its business has been taken from the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, and is qualified in its entirety by reference to such Annual Report on Form 10-K.

The Company is a leading publisher of legal and regulatory information. The Company was founded in 1929, and was incorporated in its present form as an employee-owned company in 1946. The Company is independent, for profit, and is the oldest fully employee-owned company in the United States.

The Company operates in the publishing, printing, and software industries. Publishing is composed of two segments: Legal, Tax, & Regulatory (“LTR”) and Specialized Business (“SB”). Both the LTR and SB publishing operations consist of the production and marketing of information products in print and electronic form. Printing operations consist of printing services to internal and commercial customers. Software operations consist of the production and marketing of software programs and interactive electronic forms.

The Company and its LTR publishing subsidiary company, Tax Management Inc., provide legal, tax, and regulatory information in labor, economic, tax, health care, environment and safety, and other markets to business, professional, and academic users. They prepare, publish, and market subscription information products in print, compact disc, and online formats, books, conferences, and professional training.

Sales are made principally in the United States through field sales representatives who are supported by direct mail, space advertising, and telemarketing. Customers include lawyers, accountants, business executives, human resource professionals, health care administrative professionals, labor unions, trade associations, educational institutions, government agencies, and libraries.

As of December 31, 2010, the Company and its subsidiary companies employed 1,506 full-time and part-time employees. Approximately 864 of the Company’s employees are subject to collective bargaining agreements. The Company has told us that they believe their relations with their employees are good.

For the year ended December 31, 2010, the Company’s total revenues and net income were $331.0 million and $27.6 million, respectively.

Company Projections.  In connection with Parent’s due diligence review, the Company provided to Parent certain projected financial information concerning the Company, including certain non-risk adjusted unaudited financial forecasts prepared by the Company’s management (the “Projections”).

Set forth below are summaries of the Projections provided to us. The inclusion of the Projections in this Offer should not be regarded as an indication that any of Parent, Purchaser, the Company or their respective affiliates or representatives considered, or now consider, the Projections to be a reliable prediction of actual future events or results, and the Projections should not be relied upon as such. The Projections are being provided in this document only because the Company made them available to Parent in connection with Parent’s due diligence review of the Company. None of Parent, Purchaser, the Company or any of their respective affiliates or representatives assumes any responsibility for the accuracy of the Projections or makes any representation to any stockholder regarding the Projections, and none of them intends to update or otherwise revise the Projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even in the event that any or all of the assumptions underlying the Projections are shown to be in error.

The Company’s financial reporting is based on 13 four-week periods. There are three periods (twelve weeks) in each of the first three fiscal quarters and four periods in the fourth fiscal quarter. Below is certain summary historical and projected financial information of the Company.

Summary Historical and Projected Financials

2008 — 2012E Summary Income Statement

	2008	2009	2010	2011E	2012E
	($ in millions)

Total Revenue	$352.2	$331.3	$331.0	$336.3	$346.4
Operating Income(A)	$48.9	$41.4	$53.7	$61.2	$64.2
Reported Operating Income	$48.9	$23.8	$46.6	$61.2	$64.2
Adjusted EBITDA(B)	$86.4	$90.2	$84.7	$85.4	$90.1

(A)	Excludes goodwill impairment and gain/(loss) on sale of assets

(B)	Refer to EBITDA Reconciliation for detail of adjustments

EBITDA Reconciliation

2008 — 2012 EBITDA to Adjusted EBITDA

	2008	2009	2010	2011E	2012E
	($ in millions)

Reported Operating Income	$48.9	$23.8	$46.6	$61.2	$64.2
Depreciation & amortization	9.9	10.0	10.0	10.4	10.4
Goodwill impairment charge	0.0	17.8	6.6	0.0	0.0
(Gain) Loss on sale of assets	0.0	(0.1)	0.4	0.0	0.0

EBITDA	$58.8	$51.4	$63.7	$71.6	$74.6
Relocation expense to Arlington VA	(0.4)	0.0	0.0	—
Municipal relocation incentives	(0.2)	(0.2)	(0.0)	—
Management incentive pay	0.2	(0.1)	0.0	0.1	1.0
Severance expense	2.8	1.6	2.1	—
SB restructuring expenses	0.0	0.0	2.1
Pension expense (non-cash)	4.5	12.9	9.2	9.6	9.9
FAS 106 expense (non-cash)	15.7	20.1	1.1	(2.5)	(2.4)
Profit sharing expense	5.0	4.4	6.5	6.7	7.0

Adjusted EBITDA	$86.4	$90.2	$84.7	$85.4	$90.1
Note: Pension and FAS 106 cash expenditures	$18.6	$19.5	$8.9	$5.7	$6.2

The Projections were prepared by and are the responsibility of the Company’s management. It is Parent’s understanding that the Projections were not prepared with a view to public disclosure or complying with U.S. generally accepted accounting principles, the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. It is also Parent’s understanding that the Company’s independent auditors have not examined, compiled or performed any procedures with respect to the Projections presented in this Offer, nor have they expressed any opinion or any other form of assurance of such information or the likelihood that the Company may achieve the results contained in the Projections, and accordingly assume no responsibility for them and disclaim any association with them.

The Projections do not take into account any circumstances or events occurring after the date they were prepared, including the announcement of the Offer and the Merger. There can be no assurance that the announcement of the Offer and the Merger will not cause customers of the Company to delay or cancel purchases of the Company’s products, services or programs pending the consummation of the Offer and the Merger or the clarification of Parent’s intentions with respect to the conduct of the Company’s business thereafter. Any such delay or cancellation of business could adversely affect the ability of the Company to achieve the results reflected in such financial projections. Further, the Projections do not take into account the effect of any failure to occur of the Offer or the Merger and should not be viewed as accurate or continuing in that context.

The Company’s shareholders are cautioned not to rely on the Projections presented in this Offer.

Additional Information.  The Company is subject to the informational and reporting requirements of the Exchange Act and in accordance therewith files and furnishes periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. You may read and copy any such reports, statements or other information at the SEC’s Public Reference Room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call 1-800-SEC-0330 for further information on the operation of the Public Reference Room. The Company’s filings are also available to the public from commercial document retrieval services and at the SEC’s Web site at http://www.sec.gov.

Except as otherwise set forth herein, the information concerning the Company contained in this Offer to Purchase has been furnished by the Company or taken from or based upon publicly available documents and records on file with the SEC and other public sources. Although we have no knowledge that any such information contains any misstatements or omissions, none of Parent, Purchaser, and any of their respective affiliates or assigns, the Dealer Manager, the Information Agent or the Depositary assumes responsibility for the accuracy or completeness of the information concerning the Company contained in such documents and records or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information.

9.	Certain Information Concerning Purchaser and Parent.

Purchaser is a Delaware corporation incorporated on August 15, 2011, with principal executive offices at 731 Lexington Avenue, New York, NY 10022. The telephone number of our principal executive offices is (212) 318-2000. To date, we have engaged in no activities other than those incidental to our formation, entry into the Merger Agreement and commencement of the Offer. Purchaser is a wholly-owned subsidiary of Parent.

Parent is a Delaware corporation with principal executive offices at 731 Lexington Avenue, New York, NY 10022. The telephone number of our principal executive offices is (212) 318-2000.

Parent, through it subsidiaries, is a source of information for financial professionals and businesses, combining technology with analytics, data, news, and display and distribution capabilities, to deliver information via the BLOOMBERG PROFESSIONAL service, data products and certain internet-based products. Parent is also the owner of Bloomberg News, which conducts newsgathering operations out of 146 bureaus in 72 countries around the world, providing breaking news and analysis to professionals and consumers on a daily basis.

Parent and its subsidiaries also own and operate media properties spanning television, radio, digital properties and print publications. These media properties include Bloomberg Markets, a financial magazine with a circulation of more than 355,000, Bloomberg BusinessWeek, a weekly magazine with more than 4.6 million readers in 140 countries, Bloomberg Television, which is available in more than 250 million homes worldwide, and Bloomberg Radio, which is syndicated to more than 200 affiliates. Furthermore, Parent’s digital media properties, Bloomberg.com and BusinessWeek.com reach more than 20 million individuals each month and its Mobile application has been downloaded more than six million times. Together, Parent’s news and multimedia businesses employ more than 2,300 professionals around the world. In total, Parent (either directly or through its subsidiaries) employs more than 13,000 people in 185 locations around the world.

The name, business address, current principal occupation or employment, five-year employment history and citizenship of each director and executive officer of Parent and Purchaser and certain other information are set forth on Schedule I and Schedule II hereto, respectively.

Except as set forth below: (a) none of Parent, Purchaser and, to Parent’s and Purchaser’s knowledge, the persons listed in Schedule I and Schedule II hereto or any associate or majority owned subsidiary of Parent, Purchaser or of any of the persons so listed, beneficially owns or has a right to acquire any Shares or any other equity securities of the Company; (b) none of Parent, Purchaser and, to Parent’s and Purchaser’s knowledge, the persons or entities referred to in clause (a) above has effected any transaction in the Shares or any other equity securities of the Company during the past 60 days; (c) none of Parent, Purchaser and, to Parent’s and Purchaser’s knowledge, the persons listed in Schedule I and Schedule II to this Offer to Purchase, respectively, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations); (d) during the two years before the date of this Offer to Purchase or otherwise in connection with this Offer to Purchase, there have been no transactions between Parent, Purchaser, their subsidiaries or, to Parent’s and Purchaser’s knowledge, any of the persons listed in Schedule I and Schedule II to this Offer to Purchase, respectively, on the one hand, and the Company or any of its executive officers, directors or affiliates, on the other hand, that would require reporting under SEC rules and regulations; (e) during the two years before the date of this Offer to Purchase or otherwise in connection with this Offer to Purchase, there have been no contacts, negotiations or transactions between Parent, Purchaser, their subsidiaries or, to Parent’s and Purchaser’s knowledge, any of the persons listed in Schedule I and Schedule II to this Offer to Purchase, respectively, on the one hand, and the Company or any of its subsidiaries or affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets; (f) none of Parent, Purchaser and, to Parent’s and Purchaser’s knowledge, the persons listed in Schedule I and Schedule II to this Offer to Purchase, respectively, has been convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors); and (g) none of Parent, Purchaser and, to Parent’s and Purchaser’s knowledge, the persons listed in Schedule I and Schedule II to this Offer to Purchase, respectively, has been a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining that person from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of federal or state securities laws.

Past Contacts, Transactions, Negotiations and Agreements.

In April 2011, BFLP began negotiating a Data Acquisition Agreement with Kennedy Information, LLC, a business of the Company (“Kennedy”), whereby Kennedy would provide certain data and information, including Kennedy’s “Green Market” product to Parent’s subsidiary Bloomberg Finance L.P. (“BFLP”) and users of the electronic products and services provided by BFLP, including the BLOOMBERG PROFESSIONAL service, Bloomberg Data License, Bloomberg B-pipe and Bloomberg Server API service, and to Bloomberg websites, which are offered by Parent’s subsidiary Bloomberg L.P. (“BLP”). Discussions and negotiations are on-going but the parties have not yet reached an agreement.

On January 1, 2007, BLP entered into a Third Party Data License and Distribution Agreement with the Company whereby Bloomberg Law (“BLAW”) agreed to carry the following Company newsletters: Broker/Dealer Compliance Report, Bankruptcy Law Reporter, Bankruptcy Law Daily, Mergers & Acquisitions Law Report, Banking Report and Banking Daily on the BLOOMBERG PROFESSIONAL service. On July 11, 2007, BLP entered into a First Amendment to Third Party Data License and Distribution Agreement whereby the Company’s Directory of State and Federal Courts, Judges and Clerks was added to the Company materials distributed on BLOOMBERG PROFESSIONAL service. On September 30, 2008, BLP gave notice to the Company to terminate the agreement. Termination became effective December 31, 2008.

In early 2009, representatives of BLAW and representatives of the Company held a meeting to discuss the possibility of BLAW carrying the Company’s content on the BLAW platform. On July 8, 2009, a representative of BLAW had a discussion with a representative of the Company to further discuss opportunities for BLAW to carry the Company’s content, specifically the Company’s Judicial profiles. In October and November of 2009, the parties held further preliminary discussions regarding a potential content sharing agreement. No agreement was reached.

10.	Source and Amount of Funds.

We will need approximately $992 million to purchase all Shares pursuant to the Offer and to complete the Merger and to pay the consideration in respect of Shares converted in the Merger into the right to receive the same per Share amount paid in the Offer. Pursuant to the merger agreement, Parent is obligated to provide us with funds sufficient to pay the aggregate Offer Price and to pay the Merger Consideration. Parent intends to use cash on hand at Parent and its subsidiaries as the source of such funds.

We do not believe that our financial condition is relevant to a decision by the holders of the Shares whether to tender Shares and accept the Offer because:

•	the Offer is being made for all outstanding Shares solely for cash and if the holders of Shares tender their Shares following the closing of the Offer, or if the holders of Shares don’t tender their Shares, following the Merger, they will not have any continuing interest in the Company or Parent;

•	consummation of the Offer is not subject to any financing condition;

•	if we consummate the Offer, we expect to acquire all remaining Shares in the Merger, in cash, for the same price per share paid in the Offer; and

•	we, through our Parent, will have sufficient funds to purchase all Shares validly tendered, and not properly withdrawn, in the Offer and to provide funding for the Merger, which is expected to follow the successful completion of the Offer.

11.	Background of the Offer.

Information in this section regarding telephone conversations, meetings and other contacts or activities that did not involve Parent, Purchaser or representatives of Parent or Purchaser has been furnished by the Company.

BFLP, an indirect subsidiary of Parent, owns and offers BLAW, a real-time legal research solution that integrates search technology, comprehensive legal content, company and client information, and proprietary news-in one interface. BLAW is BFLP’s entry into the multi-billion-dollar legal information industry. BFLP from time to time evaluates the possibility of acquisitions that would complement or provide content to the BLAW product.

In September 2010, members of BLP management met with Company executives at their offices. BLP and the Company each shared background information about the respective companies and products and the parties briefly discussed whether a licensing or strategic partnership arrangement might be possible.

In December 2010, BLAW executives met with Company executives at their offices. The Company presented an overview of their products and the parties discussed how a licensing arrangement for BLAW might work; no agreement was reached.

On May 7, 2011, Evercore Partners, the financial advisor to the Company (“Evercore”) contacted senior management of BLP regarding BLP’s interest in participating in an auction for the Company. On May 11, 2011, BLP and the Company signed a Confidentiality Agreement, and Evercore provided BLP with a Confidential Information Memorandum, dated May 2011.

By letter, dated May 17, 2011, Evercore requested that participants in the process for the sale of the Company submit preliminary, non-binding proposals to acquire the Company in writing to Evercore by June 7, 2011.

On June 3, 2011, BLP management held a preliminary due diligence call with the Company’s management and asked questions about information in the Company’s Confidential Information Memorandum, dated May 2011.

On June 7, 2011, BLP submitted a preliminary indication of interest for an acquisition of the Company at an aggregate price of $750 million to $850 million, or $30 to $33 per Share based on 25.4 million Shares outstanding as of April 24, 2011. The indication of interest provided that it was based on certain assumptions and was subject to BLP’s further due diligence, the negotiation and execution of mutually acceptable definitive agreements and the approval of Parent’s board of directors. The indication of interest provided that the acquisition would be funded with cash on hand.

On June 16, 2011, BLP was granted access to a virtual data room to conduct due diligence on the Company. On June 30, 2011, members of BLP’s management attended meetings with the Company’s management in Arlington, VA. During these meetings, the Company provided BLP with due diligence information, including a review of the Company’s strategy, operations and financial performance.

By letter, dated July 13, 2011, Evercore requested that participants in the process for the sale of the Company submit firm offers for the acquisition of the Company by August 12, 2011, which date was extended to August 16, 2011 by letter dated August 5, 2011.

During the period between June 7, 2011 and August 23, 2011, Parent and its advisors continued their due diligence investigation of the Company, including by holding conference calls and in person meetings with the Company and its representatives, and senior management of BLP and senior members of BNA continued to discuss aspects of a potential transaction.

On August 16, 2011, Parent submitted a written proposal for the acquisition of all of the equity of the Company, including a markup of the proposed form of the Merger Agreement and the related schedules. The proposal indicated that an all-cash price for 100% of the issued and outstanding Shares would be submitted on Friday, August 19, 2011, and that Parent anticipated that all required approvals, other than regulatory approvals, would be obtained by such date. The written proposal indicated that it was not subject to a financing contingency and that Parent planned to fund the transaction through existing cash and credit facilities. On August 17, 2011, counsel to the Company discussed the Company’s material issues with the markup of the Merger Agreement submitted by Parent. On August 15 and 16, 2011, senior management of BLP met with senior management of the Company.

In August 2011, members of the board of directors of Parent were informally provided with background on the transaction being contemplated. On August 17, 2011 a memorandum summarizing the Company and the transaction was provided to Parent’s board of directors. At a meeting of Parent’s board of directors on August 19, 2001, Parent’s board of directors authorized Parent management to proceed with an offer for the Company at a price to be determined by a committee of the board of directors. That afternoon, Parent informed the Company that while Parent was willing to proceed with a transaction at a value of at least $35.00 per Share that Parent was not prepared to submit a price at such time and that the Company should indicate the price at which the Company was willing to enter into a transaction. Although the Company did not indicate a price at which it was willing to enter into a transaction, the Company and Parent agreed to continue negotiating the terms of a transaction.

Over the weekend of August 20 and 21, 2011 representatives of Parent and the Company negotiated the terms of a potential transaction and the Merger Agreement.

On August 22, 2011, following further discussions between representatives of the Company and Parent, a committee of the board of directors of Parent approved an offer price of $39.50 per Share subject to certain conditions. During the evening of August 22, 2011, Parent communicated to the Company that it would be willing to proceed with a price of $39.50 per Share, subject to (i) the Company not paying any additional dividends prior to the closing of the Merger, (ii) the Company accepting Parent’s requests for a “break-up fee” in an amount equal to four percent of the aggregate Offer Price and “fiduciary out” provisions proposed by Parent on Sunday, August 21, 2011, (iii) a period of exclusive negotiation, and (iv) prompt execution of the Merger Agreement. Representatives of Parent and the Company negotiated the terms of the proposal through the morning of August 23, 2011.

On August 23, 2011, Parent submitted a written proposal for the acquisition of all of the equity of the Company, at a best and final price of $39.50 per Share, subject to an agreement that if the conditions to the tender offer were not satisfied by September 30, 2011, Parent would consent to the payment of a dividend to the Company’s shareholders prior to closing. The proposal indicated that the Offer Price was fully financed and not subject to a financing condition, and that all required approvals, other than regulatory approvals, had been obtained. That evening, the parties entered into an agreement pursuant to which the Company agreed to negotiate exclusively with Parent, until it provided Parent with notice to the contrary, which notice would not be effective on or prior to August 24, 2011.

On August 23 and 24, 2011 the parties completed their negotiation of the Merger Agreement and schedules thereto. Late in the evening on August 24, 2011, following the approval by the Company Board of Directors of the Merger Agreement and the transactions contemplated thereby, Parent, Purchaser and the Company executed and delivered the Merger Agreement. A joint press release announcing the transaction was issued on the morning of August 25, 2011.

12.	Purpose of the Offer; Plans for the Company; Stockholder Approval; Appraisal Rights.

Purpose of the Offer.  The purpose of the Offer and the Merger is to acquire control of, and the entire equity interest in, the Company. The Offer, as the first step in the acquisition of the Company, is intended to facilitate the acquisition of all of the Shares. The purpose of the Merger is to acquire all capital stock of the Company not purchased pursuant to the Offer or otherwise.

Plans for the Company.  Except as disclosed in this Offer to Purchase, we do not have any present plan or proposal that would result in the acquisition by any person of additional securities of the Company, the disposition of securities of the Company, an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company, the sale or transfer of a material amount of assets of the Company, any material changes in the Company’s present dividend policy, indebtedness, capitalization, corporate structure, business or any material change to the composition of the Company’s management or board of directors.

After completion of the Offer and the Merger, the Company will remain a separate stand-alone subsidiary of the Parent that over time sells its content either directly to end-users or licenses its Content to Parent subject to the terms of existing distribution agreements with third parties.

After the purchase of the Shares in the Offer, we will be entitled to have three of our designees serve on the Company Board of Directors which will be reduced to five directors, as described below under the caption “Directors” in Section 13 “The Transaction Documents — The Merger Agreement.” After completion of the Offer and the Merger, the Company will be a wholly-owned subsidiary of Parent.

Stockholder Approval.  Under the DGCL, if we acquire, pursuant to the Offer or otherwise, at least 90% of the outstanding Class A Shares, we believe we could, and we intend to, effect a merger under the short-form merger provisions of the DGCL without prior notice to, or any action by, any other Company stockholder. If we do not acquire at least 90% of the outstanding Class A Shares, we will have to seek approval of the Merger Agreement and the Merger by the Company’s stockholders. Approval of the Merger Agreement and the Merger requires the approval of holders of not less than a majority of the outstanding Class A Shares, including the Class A Shares owned and purchased by us pursuant to the Offer. Thus, assuming that the Minimum Condition is satisfied, upon consummation of the Offer, we would own sufficient Shares to enable us, without the vote of any other Company stockholder, to satisfy the stockholder approval requirement to approve the Merger.

Pursuant to the Merger Agreement, if required by law, the Company has agreed (i) to call, give notice of, convene and hold a special meeting of the Company’s Class A Stockholders as soon as reasonably practicable following the Acceptance Time for the purpose of considering and taking action upon the Merger Agreement; and (ii) to prepare and file with the SEC a preliminary proxy or information statement relating to the Merger and the Merger Agreement and use its reasonable best efforts (A) to obtain and furnish the information required to be included by the SEC in the Proxy Statement (as defined below) and, after consultation with Parent, respond promptly to any comments made by the SEC with respect to the preliminary proxy or information statement and cause a definitive proxy or information statement (together with any amendments and supplements thereto, the “Proxy Statement”) to be mailed to the Class A Stockholders as soon as reasonably practicable, and (B) to obtain the necessary approvals of Merger and the Merger Agreement by the Class A Stockholders.

Rule 13e-3.  The SEC has adopted Rule 13e-3 under the Exchange Act, which is applicable to certain “going private” transactions and which may under certain circumstances be applicable to the Merger or another business combination following the purchase of Shares pursuant to the Offer or otherwise in which Purchaser seeks to acquire the remaining Shares not held by it. If applicable, Rule 13e-3 requires, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the proposed transaction and the consideration offered to minority stockholders in such transaction be filed with the SEC and disclosed to stockholders prior to the consummation of the transaction. Purchaser and Parent believe, however, that Rule 13e-3 will not be applicable to the Merger if the Merger is consummated within one year after the Acceptance Time at the same per share price as paid in the Offer.

Appraisal Rights.  No appraisal rights are available to holders of Shares in connection with the Offer. However, if the Merger is consummated, appraisal rights will be available to holders of Shares who have neither voted in favor of the Merger nor consented thereto in writing, and who otherwise comply with the applicable statutory procedures under the DGCL. Each such holder will be entitled to receive a judicial determination of the fair value of such holder’s Shares (exclusive of any element of value arising from the effectuation of the Merger) and to receive payment of such judicially determined amount in cash, together with a fair rate of interest, if any, determined by a Delaware court for Shares held by such holder. Any such judicial determination of the fair value of such Shares could be based upon considerations other than or in addition to the price paid in the Offer and the market value of the Shares. Stockholders should recognize that the value so determined could be higher or lower than the price paid per Share pursuant to the Offer or the price per Share to be paid in the Merger. Holders of Shares should note that investment banking opinions as to the fairness, from a financial point of view, of the consideration payable in a sale transaction, such as the Offer or the Merger, are not opinions as to fair value under Section 262 of the DGCL. Moreover, the Surviving Corporation may argue in an appraisal proceeding that, for purposes of such a proceeding, the fair value of the Shares is less than the price paid in the Offer and the Merger.

If any holder of Shares who demands appraisal under Section 262 of the DGCL fails to perfect, or effectively withdraws or loses her, his or its rights to appraisal as provided in the DGCL, the Shares of such stockholder will be converted into the right to receive the price per Share paid in the Merger in accordance with the Merger Agreement. A stockholder may withdraw a demand for appraisal by delivering to the Company a written withdrawal of the demand for appraisal by the date set forth in the appraisal notice to be delivered to the holders of the Shares as provided in the DGCL. Failure to comply with the requirements of Section 262 of the DGCL for perfecting appraisal rights may result in the loss of such rights.

The foregoing summary of the rights of dissenting stockholders under the DGCL does not purport to be a statement of the procedures to be followed by stockholders desiring to exercise any appraisal rights under the DGCL.  The preservation and exercise of appraisal rights require strict and timely adherence to the applicable provisions of the DGCL which will be set forth in their entirety in the proxy statement or information statement for the Merger, unless the Merger is effected as a short-form Merger, in which case they will be set forth in the notice of Merger. The foregoing discussion is not a complete statement of law pertaining to appraisal rights under the DGCL and is qualified in its entirety by reference to the DGCL.

13.	The Transaction Documents.

The Merger Agreement.

For the purposes of this Section 13, capitalized terms used but not defined herein will have the respective meanings set forth in the Merger Agreement. The following is a summary of the material provisions of the Merger Agreement. The following description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, a copy of which is filed as Exhibit (d)(1) to the Schedule TO and is incorporated herein by reference. For a complete understanding of the Merger Agreement, you are encouraged to read the full text of the Merger Agreement. The Merger Agreement is not intended to provide you with any other factual information about Parent, Purchaser or the Company. Such information can be found elsewhere in this Offer to Purchase.

The Offer.  The Merger Agreement provides for the commencement of the Offer as promptly as reasonably practicable, but in no event later than September 8, 2011 or ten business days after the date of the Merger Agreement, which was August 24, 2011. The obligations of Purchaser to purchase, accept for payment, and pay for, Shares tendered pursuant to the Offer are subject only to the satisfaction or waiver of certain conditions (the “Offer Conditions”) that are described in Section 15 — “Conditions of the Offer.” Purchaser expressly reserves the right to increase the Offer Price and to waive any of the Offer Conditions and/or modify the terms of the Offer, except that, without the consent of the Company, Purchaser will not: (i) amend or waive the Minimum Condition , (ii) decrease the Offer Price, (iii) change the form of consideration payable in the Offer, (iv) decrease the number of Shares sought pursuant to the Offer, (v) add to the Offer Conditions or modify such conditions in a manner adverse to the holders of Shares (vi) extend the Offer (except to the extent required by or permitted under the Merger Agreement or law) or (vii) make any other change to the terms and conditions of the Offer that is adverse to the holders of Shares.

The Merger Agreement provides that if on the initial scheduled expiration date of the Offer or on any subsequent scheduled expiration date of the Offer (as extended in accordance with the Merger Agreement) all conditions to the Offer shall not have been satisfied or waived, Purchaser may, from time to time, in its sole discretion, extend the Offer for one or more periods of time of up to ten Business Days each as Purchaser may determine. If on the initial scheduled expiration date of the Offer or on any subsequent scheduled expiration date of the Offer (as extended in accordance with the Merger Agreement), the applicable waiting period (and any extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations promulgated thereunder (the “HSR Act”) or any other antitrust law has not expired or has not been terminated, Purchaser is obligated to extend the Offer for one or more periods of time of up to ten (10) Business Days each until such condition has been satisfied. In no event will we extend the Offer beyond February 29, 2012, unless the applicable waiting period (and any extension thereof) under the HSR Act has not expired or been terminated or there is a pending action by any governmental entity seeking to prohibit or restrict Parent’s ownership of the Shares or operation of the Company’s business (unless such failure to expire or terminate or such action relates to a divestiture action of Parent for assets or businesses other than legal publishing assets or businesses) then either Parent or the Company may extend such date to a date no later than June 30, 2012. Purchaser may increase the Offer Price and extend the Offer to the extent required by Law in connection with such increase, in each case in its sole discretion and without the Company’s consent.

Subsequent Offering Period.  The Merger Agreement provides that following the expiration of the Offer, Purchaser may, in its sole discretion, provide a “subsequent offering period” for three to 20 business days to acquire outstanding untendered Shares in accordance with Rule 14d-11 under the Exchange Act. If Purchaser commences a subsequent offering period in connection with the Offer, Purchaser will accept for payment and pay for all Shares validly tendered and not properly withdrawn during such subsequent offering period. If Shares are accepted pursuant to the Offer, the Merger Agreement obligates Parent and Purchaser for two (2) years after the Acceptance Time to take such actions as are necessary to offer to purchase, for cash, any Shares not tendered, at the Offer Price, it being understood and agreed that upon consummation of the Merger any such Shares not tendered will no longer remain outstanding and Parent and Purchaser will be deemed to have satisfied their obligations under this sentence.

Directors.  The Merger Agreement provides that promptly following the Acceptance Time, for so long as Parent directly or indirectly beneficially owns not less than a majority of the then issued and outstanding Class A Shares, the Company will reduce the total number of directors on the Company Board of Directors to five and Purchaser will be entitled to designate three directors on the Company Board of Directors. Purchaser will be entitled to designate a majority of each committee of the Company Board of Directors (other than the committee comprised solely of Continuing Directors established solely to take action under the Merger Agreement which shall be permitted to meet without the presence of other directors solely for purposes of considering and, if necessary, taking certain actions described in the succeeding paragraph). The Company agrees to amend the By-laws of the Company and take such other action as is necessary to permit representatives of Parent and Purchaser to serve as directors on the Company Board of Directors and each committee thereof from and after the Acceptance Time and for no other Person to be required to be elected or designated to the Company Board of Directors or any committee thereof other than the Continuing Directors.

Except with respect to the Continuing Directors, upon the occurrence of the Acceptance Time, the Company will accept the resignations of each director on the Company Board of Directors (and each committee thereof) as is necessary to enable Purchaser’s designees to serve as directors on the Company Board of Directors. From the Acceptance Time and prior to the Effective Time, the Company will retain two directors who were members of the Company Board of Directors immediately prior to such Parent’s designees being appointed as directors (the “Continuing Directors”), which Continuing Directors shall be deemed to be a committee of the Company Board of Directors established to take certain actions under the Merger Agreement.

The Merger Agreement provides that following the appointment of Purchaser’s designees and prior to the Effective Time, the approval by a majority of the Continuing Directors will be required to authorize:

•	any amendment, modification or termination of the Merger Agreement, or consent to any amendment, modification or termination of the Merger Agreement, by the Company;

•	any extension of time for performance or waiver of any obligation or action by Parent or Purchaser under the Merger Agreement;

•	any waiver or exercise of any of the Company’s rights under the Merger Agreement if such action would adversely affect the interests of the stockholders of the Company (other than Parent or any of its affiliates);

•	any waiver of any condition to the Company’s obligations under the Merger Agreement

•	any material amendment or other modification to the Company’s Certificate of Incorporation or By-laws in a manner that would reasonably be expected to adversely affect the interests of the Company Stockholders (other than Parent or any of its affiliates);

•	the taking of any other action by the Company in connection with the Merger Agreement, the Offer, the Merger or the other transactions contemplated by the Merger Agreement, other than the Company’s performance of its obligations under the Merger Agreement (including the consummation of the Merger), that would reasonably be expected to adversely affect the interests of the stockholders of the Company (other than Parent or any of its affiliates).

The Merger Agreement provides that the Continuing Directors will have the authority to retain counsel (which may include current counsel to the Company) and other advisors at the expense of the Company as determined by the Continuing Directors and will have the authority to institute any action on behalf of the Company to enforce performance of the Merger Agreement or any of the Company’s rights under the Merger Agreement, in each case to the extent reasonably appropriate to the exercise and discharge of their fiduciary and other duties.

The Merger.  The Merger Agreement provides that, at the Effective Time, Purchaser will be merged with and into the Company, the separate corporate existence of Purchaser will cease, and the Company will continue as the Surviving Corporation, becoming wholly-owned by Parent. The directors of Purchaser immediately prior to the Effective Time will be the directors of the Surviving Corporation. The officers of the Company immediately prior to the Effective Time will be the officers of the Surviving Corporation.

As of the Effective Time, each issued and outstanding share of common stock, par value $0.01 per share, of Purchaser will be converted into and become one share of common stock of the Surviving Corporation, and all Shares that are owned by the Company as treasury stock and any Shares owned by Parent, Purchaser or any other wholly-owned Subsidiary of Parent shall be cancelled, and no consideration shall be delivered in exchange therefor.

Each outstanding Share (other than Shares held in the treasury of the Company or Shares owned by Parent, Purchaser or any wholly-owned subsidiary of Parent, which will be canceled without the payment of any consideration therefor as described in the immediately preceding paragraph, and other than Dissenting Shares) will be converted into the right to receive the Offer Price, payable to the holder thereof in cash, without interest (the “Merger Consideration”), and subject to any required withholding of Taxes. From and after the Effective Time, all such Shares will no longer be outstanding and will automatically be cancelled, and each holder of a certificate representing any such Shares immediately prior to the Effective Time (the “Certificates”) and to each holder of record that immediately prior to the Effective Time held any Shares in book-entry form (“Book-Entry Shares”) will cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon the surrender of such Certificate or Book-Entry Share in accordance with the Merger Agreement, without interest thereon.

Appraisal Rights.  Shares outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the adoption of the Merger Agreement or consented thereto in writing and who has complied with Section 262 of the DGCL (“Dissenting Shares”) will not be converted into the right to receive the Merger Consideration, unless such holder fails to perfect or such holder waives, withdraws or otherwise loses his or her right to appraisal. A holder of Dissenting Shares shall be entitled to receive payment of the appraised value of such Shares held by such holder in accordance with Section 262 of the DGCL, unless, after the Effective Time, such holder fails to perfect or such holder waives, withdraws or otherwise loses such holder’s right to appraisal, in which case such Shares will be converted into and represent only the right to receive the Merger Consideration, without interest thereon, upon surrender of the Certificate or Certificates or Book-Entry Shares representing such Shares and such Shares shall not be deemed Dissenting Shares.

Representations and Warranties.  In the Merger Agreement, the Company has made representations and warranties to Parent and Purchaser, including representations relating to: corporate organization and power; the Company’s subsidiaries and the Company’s equity interests; the Company’s capitalization; authority of the Company to consummate the transactions under the Merger Agreement, to execute and deliver the Merger Agreement and enforceability of the Merger Agreement; absence of conflicts with or consents required in connection with the Merger Agreement; the Company’s SEC documents and financial statements; absence of undisclosed liabilities; information supplied; absence of certain changes or events; taxes; employee benefit plans; litigation; compliance with applicable laws; labor matters; real property; insurance; material contracts; environmental matters; intellectual property; affiliate transactions; brokers; and the opinion of financial advisor.

In the Merger Agreement, Parent and Purchaser have made representations and warranties to the Company, including representations relating to: corporate organization and power; Purchaser’s business and operations and equity interests of Parent and Purchaser; authority of the Parent and Purchaser to consummate the transactions under the Merger Agreement, to execute and deliver the Merger Agreement and enforceability of the Merger Agreement; absence of conflicts with or consents required in connection with the Merger Agreement; information supplied; brokers; sufficient funds; and acknowledgment that the Company makes no other representations or warranties except for those described in the Merger Agreement and Parent and Purchaser have had an opportunity to discuss the business of the Company with the Company and ask questions of and receive answers from the Company.

The representations and warranties contained in the Merger Agreement were made only for the purposes of the Merger Agreement and as of specified dates, were solely for the benefit of the parties to the Merger Agreement, and may be subject to limitations agreed upon by the contracting parties. The representations and warranties may have been made for the purposes of allocating contractual risk between the parties to the agreement instead of establishing these matters as facts and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Stockholders are not third-party beneficiaries under the Merger Agreement for purposes of the representations and warranties and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company, Parent or Purchaser or any of their respective subsidiaries or affiliates. In addition, the assertions embodied in the representations and warranties contained in the Merger Agreement are qualified by information in a confidential disclosure schedule that the parties have exchanged. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

Operating Covenants.  The Merger Agreement provides that, subject to applicable Law and except as set forth in the Company Disclosure Schedule, during the period from the date of the Merger Agreement to the Effective Time, (unless Parent shall otherwise agree in writing and except as otherwise contemplated by the Merger Agreement), the Company is required to conduct the business of the Company and the Company Subsidiaries in the ordinary course of business consistent with past practice and applicable Law and the Company and the Company Subsidiaries shall use their reasonable best efforts to preserve intact their current business organizations, keep available the service of its current officers and employees and preserve their relationships with customers, suppliers and others having business dealings with them.

Between the date of the Merger Agreement and the Effective Time, except as otherwise contemplated by the Merger Agreement or as set forth in the Company Disclosure Schedule, the Company and the Company Subsidiaries are subject to specified operating covenants and restrictions, including restrictions relating to: issuance of additional Shares or other securities; redemption or purchase of outstanding Shares; a split, combination, subdivision or reclassification of Shares, dividend, distribution or other payment to stockholders (other than (x) in the event that the Offer has not expired on or prior to midnight, September 30, 2011, a cash dividend of $0.23 per share payable to stockholders of record as of the close of business on September 30, 2011, and (y) dividends by a Company Subsidiary to the Company or another Company Subsidiary); adoption of a plan for liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than the Merger); adoption of amendments to organizational documents or alteration to corporate structure; acquisition or material disposition of assets or securities (other than the Merger) or investment of cash and marketable securities; indebtedness; new or material amendments or cancellation or termination of any Material Contract; transfer, sale, lease or granting of any right in Company Real Property, or acquisition, lease or sublease of any real property, or amendment in any material respect, termination, extension or renewal of any Real Property Lease; capital expenditures; Taxes; compensation, bonus and benefits for the Company’s or a Company Subsidiary’s current or former directors, officers, employees or consultants; new or amendments to existing employment, consulting, severance or termination agreements with any of the Company’s or a Company Subsidiary’s current or former directors, officers, employees, or consultants; new employee benefit plans or similar plans or arrangements or amendments to existing plans or arrangements; action that would cause any employment compensation or other employee benefit arrangement to fail to satisfy the requirements of the non-exclusive safe harbor in Rule 14d-10(d)(2) under the Exchange Act; financial accounting policies and procedures; the payment, discharge, settlement or satisfaction of any claims, liabilities, obligations or material legal proceedings; new agreements or commitments limiting the Company or the Company Subsidiaries from engaging or competing in any line of business or that grant any person “most favored nations” provisions; transfer, abandonment or failure to maintain certain intellectual property; and actions that would result in any of the conditions to the Merger or the Offer not being satisfied.

Stockholders Meeting.  Pursuant to the Merger Agreement, if adoption of the Merger Agreement by Class A Stockholders is required by law, the Company has agreed (i) to call, give notice of, convene and hold a special meeting of the Company’s Class A Stockholders as soon as reasonably practicable following the Acceptance Time for the purpose of considering and taking action upon the Merger Agreement; and (ii) to prepare and file with the SEC a preliminary proxy or information statement relating to the Merger and the Merger Agreement and use its reasonable best efforts (A) to obtain and furnish the information required to be included by the SEC in the Proxy Statement (as defined below) and, after consultation with Parent, respond promptly to any comments made by the SEC with respect to the preliminary proxy or information statement and cause a definitive proxy or information statement (together with any amendments and supplements thereto, the “Proxy Statement”) to be mailed to the Class A Stockholders as soon as reasonably practicable, and (B) to obtain the necessary approvals of Merger and the Merger Agreement by the Class A Stockholders.

Non-Solicitation Provisions.  The Merger Agreement provides that until the earlier of the Effective Time or the termination of the Merger Agreement, none of the Company or the Company’s Subsidiaries will (i) initiate, solicit, or knowingly facilitate or knowingly encourage the submission of any inquiries, proposals or offers that constitute or may reasonably be expected to lead to any Company Acquisition Proposal or engage in any discussions or negotiations with respect thereto, or (ii) approve or recommend, or publicly propose to approve or recommend, a Company Acquisition Proposal or enter into any agreement providing for or relating to a Company Acquisition Proposal or enter into any agreement requiring the Company to abandon, terminate or fail to consummate the Transactions contemplated by the Merger Agreement or breach its obligations under the Merger Agreement. Subject to the succeeding paragraph, the Company will immediately cease and cause to be terminated any solicitation, encouragement, discussion or negotiation with any Persons (other than Parent) with respect to any Company Acquisition Proposal. The Company agrees not to waive, or otherwise release any Person from, the confidentiality and standstill provisions of any agreement to which the Company is or may become a party.

Pursuant to the Merger Agreement, notwithstanding the preceding paragraph, prior to the Acceptance Time and in the event that the Company receives an unsolicited bona fide written Company Acquisition Proposal that did not result from the Company’s material breach of any provision of this paragraph and that does not constitute a breach of any standstill agreement with the Company, the Company and the Company Board of Directors may participate in discussions or negotiations with, or furnish any information with respect to the Company and the Company Subsidiaries to, any Person making such Company Acquisition Proposal and its Representatives or potential sources of financing if (i) the Company Board of Directors or any committee thereof determines in good faith, after consultation with the Company’s outside legal counsel and independent financial advisor, that such Company Acquisition Proposal constitutes or could reasonably be expected to lead to a Superior Proposal and (ii) the Company Board of Directors determines in good faith, after consultation with its outside legal counsel, that the failure to participate in such discussions or negotiations or to furnish such information would be inconsistent with the directors’ fiduciary duties to the Company Stockholders under applicable Law; provided, that the Company will not, and will use reasonable best efforts not to allow the Company Representatives to, disclose any non-public information to such Person without entering into a confidentiality agreement on terms, with respect to the maintenance of confidentiality of the Company’s information, which are consistent with, and are no less favorable to the Company in any material respect, than the Confidentiality Agreement.

The Merger Agreement provides that the Company is obligated to promptly (and in any event within 24 hours) notify Parent in the event it receives (i) a Company Acquisition Proposal or written indication by any Person that it is considering making a Company Acquisition Proposal, (ii) any request for non-public information relating to the Company or any Company Subsidiaries other than requests for information in the ordinary course of business unrelated to a Company Acquisition Proposal or (iii) any inquiry or request for discussions or negotiations regarding any Company Acquisition Proposal, and will include in such notice the identity of the party making such proposal or inquiry, and the material terms and conditions of any such Company Acquisition Proposal, written indication, request or inquiry. The Company agrees to keep Parent reasonably apprised as to the status and any material developments, discussions and negotiations concerning the same and provide to Parent promptly (and in any event within 24 hours) after receipt or delivery thereof copies of all correspondence sent to or received by the Company and all information provided by the Company to any Person pursuant to such Company Acquisition Proposal, written indication, request or inquiry. Without limiting the foregoing, the Company will promptly (within 24 hours) notify Parent orally and in writing if it determines to provide non-public information or to engage in discussions or negotiations concerning a Company Acquisition Proposal pursuant to this paragraph. The Company agrees to provide Parent and Purchaser with any non-public information provided to a third party that was not previously provided to Parent and Purchaser within 24 hours of such non-public information being provided to a third-party. The Company will not, and will cause the Company Subsidiaries not to, enter into any confidentiality agreement with any Person subsequent to the date of the Merger Agreement that prohibits the Company from providing information to Parent that it is required to provide pursuant to this paragraph.

Board Recommendation.  Pursuant to the Merger Agreement, except as provided below, neither the Company Board of Directors nor any committee thereof will (i) withdraw or modify the Company Board Recommendation in a manner adverse to Parent or Purchaser or publicly propose to do so (ii) if a Company Acquisition Proposal is commenced or publicly disclosed, fail to (A) publicly recommend against such tender offer, exchange offer or other Company Acquisition Proposal within ten (10) Business Days of the date on which such Company Acquisition Proposal is first commenced or publicly disclosed and (B) reaffirm the Company Board Recommendation within such ten (10) Business Day period, (iii) approve or recommend, or propose to approve or recommend, any Company Acquisition Proposal, (iv) fail to include the Company Board Recommendation in the Schedule 14D-9 or fail to permit Parent and Purchaser to include the Company Board Recommendation in the Offer Documents, (v) withdraw or modify, or propose to withdraw or modify, the approval by the compensation committee of the Company of any of the compensation arrangements for purposes of satisfying the requirements of the non-exclusive safe-harbor set forth in Rule 14d-10(d)(2) under the Exchange Act or (vi) resolve to do any of the foregoing (any of the actions described in clauses (i) through (vi) of this paragraph, a “Recommendation Withdrawal”).

At any time prior to the Acceptance Time, the Company Board of Directors may make a Recommendation Withdrawal or terminate the Merger Agreement in response to a Superior Proposal or an Intervening Event only if (i) the Company has provided a written notice (a “Notice of Recommendation Withdrawal”) to Parent and Purchaser that (A) states that the Company intends to take such action and sets forth the manner and timing in which it intends to do so and (B) either (x) in the case of a Superior Proposal, includes the material terms of the Superior Proposal that is the basis of such action (including the identity of the Person making the Superior Proposal), or (y) in the case of an Intervening Event, includes a description of the Intervening Event in reasonable detail sufficient to enable Purchaser to reasonably determine the effect of the Intervening Event on the value of the Company, (ii) during the three (3) Business Day period following Parent’s and Purchaser’s receipt of the Notice of Recommendation Withdrawal, the Company negotiates with Parent and Purchaser in good faith to make such adjustments in the terms and conditions of the Merger Agreement as would enable the Company Board of Directors to proceed with the Company Board Recommendation, and (iii) following the end of such three (3) Business Day period, the Company Board of Directors determines in good faith, after consultation with its independent financial advisors and outside legal counsel, taking into account any changes to the Merger Agreement proposed in writing by Parent and Purchaser that both (A) in the case of a Superior Proposal, that the Superior Proposal giving rise to the Notice of Recommendation Withdrawal continues to constitute a Superior Proposal and (b) that failure to take such action would be inconsistent with its fiduciary duties under applicable Law. Any material amendment to the financial terms or any other material amendment of a Superior Proposal or material change in the Intervening Event that is the basis of Notice of Recommendation Withdrawal will require a new Notice of Recommendation Withdrawal and the Company will be required to comply again with the requirements of this paragraph.

The Merger Agreement provides that the Company may (i) take and disclose to the Company Stockholders a position contemplated by Rule 14d-9 and 14e-2(a) promulgated under the Exchange Act to the extent required by federal securities Laws or (ii) make any disclosure to the Company Stockholders or take any position with respect to the Merger if, in the case of this clause (ii), in the good faith judgment of the Company Board of Directors, after consultation with its outside counsel, failure to so take and/or disclose likely would be inconsistent with its fiduciary duties under applicable Law or required to comply with obligations under federal securities Laws; provided, any such disclosure made pursuant to clause (i) or (ii) (other than a “stop, look and listen” letter or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) will be deemed to be a Recommendation Withdrawal unless the Company Board of Directors expressly reaffirms in such disclosure the Company Board Recommendation; provided however, that the provisions described in this paragraph do not permit the Company to take any action restricted by the non-solicitation section above or to make a Recommendation Withdrawal except to the extent expressly permitted by the paragraphs above. The Company is not prohibited from responding to any unsolicited proposal or inquiry solely by advising the Person making such proposal or inquiry of the non-solicitation terms set forth in the Merger Agreement.

As used in the Merger Agreement, “Company Acquisition Proposal” means any inquiry, proposal or offer from any Person other than Parent, Purchaser or any affiliate thereof relating to (i) any direct or indirect acquisition or purchase (whether in a single transaction or a series of transactions) of a business or businesses that constitutes 20% or more of the cash flow, net revenues, net income or assets of the Company and the Company Subsidiaries, taken as a whole, or 20% or more of any class or series of Company securities, (ii) any tender offer or exchange offer that if consummated would result in any Person beneficially owning 20% or more of any class or series of Company securities, (iii) any merger, reorganization, consolidation, equity investment, joint venture, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company (or any Company Subsidiary or Company Subsidiaries whose business or businesses constitute(s) 20% or more of the cash flow, net revenues, net income or assets of the Company and the Company Subsidiaries, taken as a whole) or any other transaction similar to any of the foregoing with respect to the Company, in each case other than any Transaction to be effected pursuant to the Merger Agreement.

As used in the Merger Agreement, “Intervening Event” means any event, development or circumstance (other than any event, development or circumstance relating to a Company Acquisition Proposal) that both (x) occurs, or first becomes known to the Company Board of Directors, subsequent to the date of the Merger Agreement and prior to the Acceptance Time, and (y) that the Company Board of Directors determines in good faith, after consultation with its independent financial advisors and outside legal counsel, makes it appropriate to consider a Recommendation Withdrawal.

As used in the Merger Agreement, “Superior Proposal” means a written, bona fide unsolicited Company Acquisition Proposal (except the references therein to “20%” shall be replaced by “50%”), the terms of which the Company Board of Directors determines in good faith, after consultation with its independent financial advisors and outside legal counsel, and considering such factors as the Company Board of Directors considers to be appropriate (including the conditionality, certainty of financing and the timing and likelihood of consummation of such proposal on the terms proposed), is more favorable to the Company Stockholders than the Offer; provided, that no Company Acquisition Proposal shall be deemed to be a Superior Proposal if any financing required to consummate such Company Acquisition Proposal is not committed.

Indemnification and Insurance.  Parent and Purchaser have agreed in the Merger Agreement that the Certificate of Incorporation and By-laws of the Surviving Corporation will contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors, officers, employees and agents of the Company than are set forth in the Company Certification of Incorporation and Company By-laws as of the date of the Merger Agreement, which provisions will not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would affect adversely the rights of individuals who were directors, officers, employees or agents of the Company at or prior to the Effective Time, unless such modification shall be required by Law.

Parent and the Surviving Corporation have agreed in the Merger Agreement to maintain the Company’s existing officers’ and directors’ liability insurance and fiduciary liability insurance (collectively, “D&O Insurance”) covering acts or omissions occurring at or prior to the Effective Time for a period of not less than six (6) years after the Effective Time; provided, however, that Parent may substitute therefor policies of substantially equivalent coverage and amounts containing terms no less favorable to such former directors, officers or fiduciaries; provided that Parent and the Surviving Corporation will use their respective reasonable best efforts to ensure that any substitution or replacement of existing policies does not result in any gaps or lapses of coverage with respect to facts, events, acts or omissions occurring at or prior to the Effective Time; provided, further, that if any of the existing D&O Insurance expires or is terminated or cancelled during such period, then Parent or the Surviving Corporation will obtain substantially similar D&O Insurance; and provided, further, however, that in no event will Parent or the Surviving Corporation be required to pay annual premiums for insurance under this paragraph in excess of 250% of the current annual premiums paid by the Company for such insurance.

Pursuant to the Merger Agreement, if any claim, action, suit, proceeding or investigation (whether arising before, at or after the Effective Time) is made against any individual who is now, or who has been at any time prior to the date of the Merger Agreement, or who becomes prior to the Effective Time, a director, officer, employee or agent of the Company, on or prior to the sixth anniversary of the Effective Time, the D&O Insurance will continue in effect until the final disposition of such claim, action, suit, proceeding or investigation.

The Merger Agreement provides that the covenants described in the preceding paragraphs are intended to be for the benefit of, and will be enforceable by, each of the indemnified parties and their respective heirs and legal representatives and will not be deemed exclusive of any other rights to which an indemnified party is entitled, whether pursuant to Law, contract or otherwise. Parent agrees to pay all expenses, including reasonable attorneys’ fees, that may be incurred by the persons referred to herein in connection with their successful enforcement of their rights provided in the preceding paragraphs.

Under the Merger Agreement, in the event that Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and will not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, proper provision will be made so that the successors or assigns of Parent or the Surviving Corporation, as the case may be, will succeed to the obligations set forth in the preceding paragraphs.

Hart-Scott-Rodino (HSR) and other Antitrust Approvals.  The Merger Agreement requires that each of Parent, Purchaser and the Company, as promptly as practicable after the date of the Merger Agreement, to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated by the Merger Agreement and to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to the HSR Act and to use its reasonable best efforts to take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable, including requesting early termination of the HSR Act waiting period. In addition, each party hereto agrees that it will not extend any waiting period under the HSR Act or enter into any agreement with any Governmental Entity not to consummate the Transactions contemplated by the Merger Agreement, except with the prior written consent of the other party.

Reasonable Efforts to Cause the Merger to Occur.  Upon the terms and subject to the conditions of the Merger Agreement, each of Parent, Purchaser and the Company has agreed to use its respective reasonable best efforts to (i) make promptly its respective filings, and thereafter make any other required submissions, under the HSR Act with respect to the transactions contemplated by the Merger Agreement, (ii) take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations to consummate and make effective the transactions contemplated by the Merger Agreement as promptly as practicable including, but not limited to, using their respective reasonable best efforts to obtain any requisite approvals, consents, authorizations, orders, exemptions or waivers by any third Person or Governmental Entity in connection with the transactions contemplated by the Merger Agreement, and to fulfill the conditions to the Offer and the Merger and (iii) not take any action that would be reasonably likely to materially delay or prevent consummation of the transactions contemplated by the Merger Agreement.

As provided in the Merger Agreement, Parent, Purchaser and the Company each agrees to cooperate and use all reasonable efforts to vigorously contest and resist any action, including administrative or judicial action, and to have vacated, lifted, reversed or overturned any decree, Judgment, injunction or other order (whether temporary, preliminary or permanent) that is in effect and that restricts, prevents or prohibits consummation of the transactions contemplated by the Merger Agreement, including by vigorously pursuing all available avenues of administrative and judicial appeal.

The Merger Agreement provides that if any objections are asserted with respect to the transactions contemplated by the Merger Agreement under any Law or if any suit is instituted (or threatened to be instituted) by the U.S. Federal Trade Commission (“FTC”), the U.S. Department of Justice (“DOJ”) or any other applicable Governmental Entity or any private party challenging any of the transactions contemplated by the Merger Agreement as violative of any Law or which would otherwise prevent, materially impede or materially delay the consummation of the Transactions, each of Parent and Purchaser, on the one hand, and the Company, on the other hand, will take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective the transactions contemplated by the Merger Agreement, including taking all such further action as may be necessary to resolve such objections, if any, as the FTC, the DOJ, state antitrust enforcement authorities or competition authorities of any other nation or other jurisdiction may assert under any Law with respect to the Offer or the Merger, and to avoid or eliminate each and every impediment under any Law that may be asserted by any Governmental

Entity with respect to the Offer or the Merger so as to enable the Closing to occur as soon as reasonably practicable (and in any event no later than the Outside Date).

Notwithstanding anything in the Merger Agreement to the contrary, Parent agrees take any and all action necessary, including but not limited to (w) proposing, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of any assets or businesses of Parent or its Subsidiaries or affiliates or of the Company or the Company Subsidiaries, (x) terminating existing relationships, contractual rights or obligations of Parent or its Subsidiaries or affiliates or of the Company or the Company Subsidiaries, (y) creating any relationship, contractual rights or obligations of Parent or its Subsidiaries or affiliates or of the Company or the Company Subsidiaries, or (z) effectuating any other change or restructuring of Parent or its Subsidiaries or affiliates or of the Company or the Company Subsidiaries or otherwise taking or committing to take any actions that after the Closing Date would limit the freedom of Parent or its Subsidiaries’ or affiliates’ (including the Surviving Corporation’s) freedom of action with respect to, or its ability to retain, one or more of its or its Subsidiaries’ or affiliates’ (including the Surviving Corporation’s) businesses, product lines or assets (and in each case, a “Divestiture Action”), to ensure that no Governmental Entity enters any order, or establishes any Law, rule, regulation or other action preliminarily or permanently restraining, enjoining or prohibiting the consummation of the Merger or to ensure that no Governmental Entity with the authority to clear, authorize or otherwise approve the consummation of the Merger fails to do so by the Outside Date; provided, however, that (i) following the date of the Merger Agreement, Parent has the sole and exclusive right to propose, negotiate, offer to commit and effect, any Divestiture Action and shall provide the Company with prompt notice of any such proposals, negotiations or offers and the material terms thereof; (ii) to the extent permitted by applicable Law, Parent will promptly apprise the Company of communications regarding any Divestiture Action, except communications solely related to scheduling or logistical matters; (iii) Parent’s obligation to undertake a Divestiture Action shall not apply to any asset or business of Parent or its Subsidiaries or affiliates other than the legal-publication assets and businesses of the foregoing; and (iv) Parent, Purchaser, the Company, or any of their respective Subsidiaries or affiliates shall not become subject to, or consent or agree to or otherwise take any action with respect to, any requirement, condition, understanding, agreement or order of a Governmental Entity to sell, to hold separate or otherwise dispose of, or to conduct, restrict, operate, invest or otherwise change their respective assets or businesses, unless such requirement, condition, understanding, agreement or order is binding only in the event that the Closing occurs.

Rule 14d-10(d).  Prior to the expiration of the Offer (as such date may be extended in accordance with the Merger Agreement), each of Parent and the Company agree to take all actions necessary so that certain benefits that have been granted or are to be granted or will be entered into after the date of the Merger Agreement by the Company or its Subsidiaries with certain holders of Shares according to employment compensation, severance and other employee benefit plans of the Company, including the Company Plans, will be exempt under Rule 14d-10(d) under the Exchange Act and the instructions thereto and to ensure that the “safe harbor” provided pursuant to Rule 14d-10(d) is otherwise applicable thereto.

Employment and Employee Benefits.  Pursuant to the Merger Agreement, except as otherwise provided in an individual employment agreement or any collective bargaining agreement, for a period of two years following the Effective Time, the Surviving Corporation will provide compensation (including salary, cash bonus, commissions, and other incentives, but not including equity incentives) and benefits to each individual who is employed by the Company or a Company Subsidiary as of the Effective Time (each, a “Company Employee”) that are no less favorable in the aggregate than the levels of such compensation and benefits provided to such Company Employees by the Company immediately before the Effective Time, provided, however, that such compensation and benefits provided by the Company immediately before the Effective Time will be determined exclusive of any right to purchase Shares or equity incentive awards or cash bonuses awarded under the Company’s profit-sharing plan.

The Merger Agreement provides that, as of and after the Effective Time, the Surviving Corporation will credit each non-union Company Employee for purposes of eligibility, vesting and benefit accrual for all of the Company Employee’s service with the Company and the Company’s Subsidiaries and their respective predecessor entities, if any, under any and all employee compensation and incentive plans, and under any and all benefit plans, programs, policies and arrangements (including vacation and leave of absence policies), maintained for the benefit of Company Employees as of and after the Effective Time by the Surviving Corporation or its Affiliates (each, a “Surviving Corporation Plan”) to the extent such service was recognized for such purpose by the Company Plan (but not for purposes of benefit accrual under a defined benefit pension plan or long-term incentive plan or to the extent that such credit would result in a duplication of benefits). With respect to each Surviving Corporation Plan that is a “welfare benefit plan” (as defined in Section 3(1) of ERISA), the Surviving Corporation will: (i) cause there to be waived any pre-existing condition or eligibility limitations except to the extent such limitations as to preexisting conditions or eligibility were applicable to a Company Employee under a Company Plan that is a welfare benefit plan and (ii) give effect, in determining any deductible and maximum out-of-pocket limitations, to claims incurred and amounts paid by, and amounts reimbursed or reimbursable to, Company Employees under similar Company Plans for the calendar year in which the Effective Time occurs. Without limiting the foregoing, the Surviving Corporation shall permit each Company Employee who satisfied the eligibility requirements of the Company’s 401(k) plan to participate in the 401(k) plan of the Surviving Corporation immediately following the Effective Time.

The Merger Agreement further provides that, upon the termination of employment from Parent or its Subsidiaries (or their successors) of a Company Employee (i) who is not employed pursuant to a collective bargaining agreement and (ii) who would have been entitled to post-retirement medical and life insurance benefits under the programs of the Company and the Company Subsidiaries as in effect as of the date hereof if the employment of such individual with the Company and the Company Subsidiaries terminated as of the date hereof (such Company Employee, a “Currently Eligible Retiree”) or within eighteen months of the date hereof (such Company Employee, a “Future Eligible Retiree”), the Surviving Corporation will provide to each Currently Eligible Retiree and Future Eligible Retiree, upon their respective termination of employment with Parent and its Subsidiaries (or their successors), post-retirement medical and life insurance benefits substantially identical to those provided from time to time to otherwise similarly situated retirees receiving such benefits under the programs of the Company or a Company Subsidiary as of the date hereof (treating service after the Closing with Parent or its Subsidiaries (or their successors) as service with the Company); provided that the foregoing shall not prohibit the amendment or termination of such benefits if such benefits are similarly amended or terminated for all current or former employees of the Company and the Company Subsidiaries or for only current employees who are not Currently Eligible Retirees or Future Eligible Retirees.

Pursuant to the Merger Agreement, from and after the Effective Time, the Surviving Corporation will honor, in accordance with its terms and conditions, (i) each collective bargaining agreement to which the Company or any Company Subsidiary is a party, (ii) each existing employment, change in control, severance and termination protection plan, policy or agreement of or between the Company or any Company Subsidiary and any officer, director or employee of the Company that is disclosed on the Company Disclosure Schedule, (iii) all existing obligations and/or accrued benefits under any employee benefit plan, policy, program or arrangement of the Company or any Company Subsidiary that are disclosed on the Company Disclosure Schedule, and (iv) except as otherwise provided in an individual employment agreement, all obligations and/or accrued benefits under all plans, programs or agreements of the Company or any Company Subsidiary that provide for bonuses that are disclosed on the Company Disclosure Schedule.

Nothing provided in the Merger Agreement will create any third-party beneficiary rights in any employee or former employee of the Company in respect of continued employment (or resumed employment) with Parent or the Surviving Corporation. Nothing contained in the Merger Agreement will preclude Parent or the Surviving Corporation from terminating the employment of any Company Employee or changing the terms and conditions of employment applicable to any Company Employee at any time and for any reason to the extent permitted by applicable Law. Nothing contained in the Merger Agreement will (i) amend, or be deemed to amend, any Company Plan, (ii) provide any Person not a party to the Merger Agreement with any right, benefit or remedy with regard to any Company Plan or a right to enforce any provision of the Merger Agreement, or (iii) except as provided in the Merger Agreement, limit in any way the Surviving Corporation’s ability to amend or terminate any Company Plan at any time in accordance with its terms and applicable law.

Conditions to the Merger.  The Merger Agreement provides that the respective obligations of each party to effect the Merger are subject to the satisfaction on or prior to the closing date of the Merger of each of the following conditions, any and all of which may be waived in whole or in part by Parent, the Purchaser and the Company, as the case may be, to the extent permitted by applicable law:

•	The Company Stockholder Approval shall have been obtained, to the extent required by the DGCL;

•	No statute, rule, executive order, decree, ruling, injunction, or regulation shall have been enacted or promulgated by any Governmental Entity which prohibits the consummation of the Merger, and there shall be no order or injunction of a court of competent jurisdiction in effect prohibiting consummation of the Merger; provided, however, that subject to the terms and provisions herein provided (including but not limited to Section 6.6 of the Merger Agreement) prior to invoking this condition each party shall use its reasonable best efforts to have any such decree, ruling, order or injunction vacated; and

•	Parent, Purchaser or their affiliates shall have purchased, or caused to be purchased, the Shares validly tendered and not properly withdrawn pursuant to the Offer.

Termination.  The Merger Agreement may be terminated and the Offer, the Merger and the related transactions may be abandoned:

(a) by mutual written consent of Parent, Purchaser and the Company prior to the Acceptance Time;

(b) by either Parent or the Company if:

i. prior to the Acceptance Time, a court of competent jurisdiction or other Governmental Entity issues an order or takes any other action permanently restraining, enjoining or otherwise prohibiting any of the transactions contemplated by the Merger Agreement (including the Offer and the Merger), and such order or action becomes final and unappealable; provided however that the right to terminate the Merger Agreement under this provision will not be available to a party whose failure to fulfill any obligation under the Merger Agreement has been the principal cause of, or resulted in, the issuance of such order or the taking of such action; or

ii. on or after the Outside Date if the Acceptance Time has not occurred by such date; provided, that the right to terminate the Merger Agreement will not be available to any party whose failure to fulfill any obligation under the Merger Agreement has been the principal cause of, or resulted in, the failure of the Offer to be consummated on or before the Outside Date; for purposes of the Merger Agreement, the “Outside Date” is February 29, 2012, provided that if, as of such date, the waiting period, and any extensions thereof, applicable to the transactions contemplated by the Merger pursuant to the HSR Act have not expired or been terminated, or there is a pending action by any Governmental Entity seeking to prohibit or restrict Parent’s ownership of the Company or any Company Subsidiary or the operation by Parent of any of its or the Company’s businesses or assets, then, unless the failure to expire or terminate or such action relates to a Divestiture Action for assets or businesses other than the legal publishing assets or businesses which Parent is not obligated to take and Parent has notified the Company that it does not intend to take such Divestiture Action, either Parent or the Company may, in its sole discretion, extend such date to a date no later than June 30, 2012; or

(c) By Parent if:

i. prior to the Acceptance Time, (A) a Recommendation Withdrawal occurs, or the Company recommends, adopts or approves any Company Acquisition Proposal or (B) the Company Board of Directors fails to publicly confirm the Company Board Recommendation within ten (10) Business Days of receipt of a written request by Parent that it do so after the Company receives or otherwise becomes aware of a Company Acquisition Proposal; or

ii. prior to the Acceptance Time, the Company breaches or fails to perform any representation, warranty, covenant or other agreement contained in the Merger Agreement which (A) would give rise to the failure of certain Offer Conditions relating to the Company’s representations and warranties and covenants under the Merger Agreement and (B) is not cured or is incapable of being cured by the earlier of (x) thirty (30) days after the giving of written notice to the Company or

(y) the Outside Date; provided, that Parent or Purchaser is not then in material breach of the Merger Agreement; or

iii. Parent or Purchaser terminates the Offer, or the Offer expires, without Parent or Purchaser purchasing any Shares pursuant thereto; provided, that Parent may not terminate the Merger Agreement for this reason if it or Purchaser is in material breach of the Merger Agreement; or

iv. prior to the Acceptance Time, if the Company materially breaches the non-solicitation covenants of the Merger Agreement; or

v. prior to the Acceptance Time, the trustees of the trust holding Class A Shares under the BNA 401(k) Plan determine not to permit participants in the BNA 401(k) Plan to elect whether or not to tender Class A Shares pursuant to the Offer; or

(d) By the Company if:

i. prior to the Acceptance Time, a Recommendation Withdrawal occurs in order to approve and permit the Company to execute a definitive agreement providing for a Superior Proposal or as a result of an Intervening Event; provided that the Company first comply with the non-solicitation provisions of the Merger Agreement; and further provided that the Company pay to Parent the Termination Fee (as defined below); or

ii. prior to the Acceptance Time, Parent or the Purchaser breaches or fails to perform any of the representations, warranties, covenants or agreements contained in the Merger Agreement which (A) would reasonably be expected to have a Parent Material Adverse Effect and (B) is not cured or is incapable of being cured by the earlier of (x) thirty (30) days after the giving of written notice to Parent or (y) the Outside Date; or

iii. Parent or Purchaser terminates the Offer, or the Offer expires, without Parent or Purchaser purchasing any Shares pursuant thereto; provided, that the Company may not terminate the Merger Agreement for this reason if the Company is in material breach of the Merger Agreement.

Termination Fee.  The Merger Agreement contemplates that a termination fee of $40 million (the “Termination Fee”) will be payable by the Company to Parent under any of the following circumstances; provided, however, if the Termination Fee is payable with respect to a termination arising out of an Intervening Event, the Termination Fee will be one and one-half times (1.5x) such amount.

If the Merger Agreement is terminated: (i) by Parent pursuant to paragraph (c)(i) or paragraph (c)(iv) above; (ii) by the Company pursuant to paragraph (d)(i) above; or (iii) (A) either (w) by Parent or the Company pursuant to paragraph (b)(ii) above, (x) by Parent pursuant to paragraph (c)(ii) above, (y) by Parent pursuant to paragraph (c)(iii) above due to a failure to satisfy the Minimum Condition or pursuant to paragraph (c)(v) above or (z) by the Company pursuant to paragraph (d)(iii) above, (B) prior to termination of the Merger Agreement pursuant to paragraphs (b)(ii), (c)(ii), (c)(iii), (c)(v) and (d)(iii) above, a Person shall have made or publicly announced a Company Acquisition Proposal that was not bona fide and irrevocably withdrawn at the time of termination and (C) within twelve (12) months after any such termination either (1) the Company enters into an agreement with respect to a Company Acquisition Proposal or (2) a Company Acquisition Proposal is consummated; provided, that for the purpose of this paragraph, all references in the definition of “Company Acquisition Proposal” to “20%” shall instead be deemed to refer to “50%”, then the Company will pay to Parent the Termination Fee (A) concurrently with such termination in the case of a termination pursuant to paragraph (d)(i) above, (B) within five (5) Business Days after such termination in the case of a termination pursuant to paragraphs (c)(i) or (c)(iv) above and (C) upon the earlier of the entry into an agreement with respect to a Company Acquisition Proposal or the consummation of a Company Acquisition Proposal in the case of a termination pursuant to paragraphs (b)(ii), (c)(ii), (c)(iii), (c)(v) or (d)(iii) above.

The Termination Fee shall be paid by wire transfer of immediately available funds to such account as Parent may designate in writing to the Company.

In the event the Merger Agreement is terminated either (x) pursuant to paragraphs (b)(ii), (c)(iii), (c)(v) or (d)(iii) above at a time when all of the Offer Conditions other than the Minimum Condition (and those conditions which by their nature can only be satisfied at the Acceptance Time) are satisfied, or (y) pursuant to paragraph (c)(ii) above, the Company will pay Parent or its designees by wire transfer, as promptly as practicable (but in any event within two (2) Business Days) reasonable, documented out-of-pocket expenses and fees incurred by Parent or Purchaser in connection with the transactions contemplated by the Merger Agreement up to a maximum of $10 million (the “Expense Reimbursement”), which will be credited against the Termination Fee to the extent the Termination Fee is ultimately payable by the Company. Notwithstanding anything to the contrary in the Merger Agreement (including the parties rights to compel specific performance of the Merger Agreement and to injunctive relief) other than the proviso to this sentence, the parties agree that the payment of the Termination Fee and the Expense Reimbursement shall be the sole and exclusive remedy available to Parent and Purchaser with respect to the Merger Agreement and the transactions contemplated by the Merger Agreement in the event the Termination Fee or Expense Reimbursement becomes due and payable under the terms of the Merger Agreement, and, upon payment of the Termination Fee, the Company shall have no further liability to Parent and Purchaser thereunder; provided that the foregoing limitation will not apply in the event of any liabilities or damages incurred or suffered by Parent or Purchaser in the case of a breach of the Merger Agreement involving fraud or willful or intentional misconduct.

The Merger Agreement provides that if: (A) either (x) Parent or the Company terminates the Merger Agreement pursuant to paragraph (b)(i) in connection with Antitrust Law or paragraph (b)(ii) above, (y) Parent terminates the Merger Agreement pursuant to paragraph (c)(iii) above or (z) the Company terminates the Merger Agreement pursuant to paragraph (d)(iii) above; (B) at the time of such termination, all of the Offer Conditions other than the expiration or termination of the applicable waiting period (and any extension thereof) applicable to the transactions contemplated under the Merger Agreement under the HSR Act or any other Antitrust Law shall have been satisfied; and (C) the failure to obtain the expiration or termination of the applicable waiting period (and any extension thereof) applicable to the transactions contemplated under the Merger Agreement under the HSR Act or any other Antitrust Law is due to Parent’s election not to take a Divestiture Action with respect to any asset or business other than its legal publication assets or businesses, then Parent will pay the Company a fee equal to the Termination Fee (the “Reverse Termination Fee”): (A) concurrently with such termination in the case of a termination by Parent or (B) within five (5) Business Days after such termination in the case of a termination by the Company. The Reverse Termination Fee will be paid by wire transfer of immediately available funds to such account as the Company may designate in writing to Parent. Notwithstanding anything to the contrary in the Merger Agreement (including the parties rights to compel specific performance of the Merger Agreement and to injunctive relief), the parties have agreed that the payment of the Reverse Termination Fee shall be the sole and exclusive remedy available to the Company with respect to the Merger Agreement and the transactions contemplated thereby in the event the Reverse Termination Fee becomes due and payable under the terms of the Merger Agreement, and, upon payment of the Reverse Termination Fee, Parent and Purchaser shall have no further liability to the Company thereunder.

The Merger Agreement further provides: the parties agree that in no event shall the Company be required to pay the Termination Fee on more than one occasion. The parties acknowledge and agree that (i) the agreements contained in the sections relating to Termination Fee, the Expense Reimbursement and the Parent Termination Fee are an integral part of the transactions contemplated by the Merger Agreement, (ii) the damages resulting from termination of the Merger Agreement under circumstances where any Expense Reimbursement or a Termination Fee is payable by the Company or the Reverse Termination Fee is payable by Parent, are uncertain and incapable of accurate calculation and therefore, the amounts payable are not a penalty, but rather are liquidated damages in a reasonable amount that will compensate the recipient for the efforts and resources expended and opportunities foregone while negotiating the Merger Agreement and in reliance on the Merger Agreement and on the expectation of the consummation of the transactions contemplated by the Merger Agreement, which amount would otherwise be impossible to calculate with precision, and (iii) without these agreements, the parties would not enter into the Merger Agreement.

Amendment and Modification; Waiver.  The Merger Agreement may be amended, modified and supplemented in any and all respects, whether before or after any vote of the Class A Stockholders, by written agreement of the parties hereto, but, after the approval of the Merger Agreement by the Class A Stockholders, no amendment shall be made which by Law requires further approval by such stockholders without obtaining such further approval.

The Merger Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties to the Merger Agreement.

The waiver by any party to the Merger Agreement of a breach of any provision of the Merger Agreement will not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision in this paragraph. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

The Confidentiality Agreement.

The Company and our subsidiary, Bloomberg L.P. (“BLP”), entered into a confidentiality agreement dated May 11, 2011 (the “Confidentiality Agreement”) in connection with a potential negotiated transaction between the parties. Pursuant to the Confidentiality Agreement, BLP agreed to, among other things and subject to certain exceptions, keep confidential information (including, without limitation, oral, written or electronic information) furnished to it and its representatives by or on behalf of the Company or learned by BLP in connection with visits to the facilities of BLP, and to use such information solely for the purpose of evaluating a possible transaction with the Company. Pursuant to the Confidentiality Agreement, BLP also agreed that, except as required by law, for a period of two years from the date of the Confidentiality Agreement, unless the Company gives prior written consent, neither BLP nor any of its controlled affiliates nor any of its respective representatives would:

•	acquire, offer to acquire or agree to acquire, directly or indirectly, by purchase or otherwise, any voting securities (or direct or indirect rights to acquire voting securities) or assets of the Company or any subsidiary or division thereof;

•	make, or in any way participate in, directly or indirectly, any “solicitation” of “proxies” (as such terms are used in the rules of the SEC) or vote, or seek to advise or influence any person or entity with respect to the voting of any voting securities of the Company or any of its subsidiaries;

•	form, join or in any way participate in a “group” (as defined in Section 13(d)(3) of the Exchange Act) in connection with any of the foregoing;

•	make any public disclosure, or take any action which could require the Company to make any public disclosure with respect to any of the foregoing;

•	otherwise act, alone or in concert with others (including by providing financing for another party), to seek to control, advise, change or influence, in any manner, the management, Board, governing instruments, policies or affairs of the Company;

•	disclosure any intention, plan or arrangement inconsistent with the foregoing; or

•	advise, assist or encourage any other persons in connection with any of the foregoing.

In addition, subject to certain exceptions BLP agreed that (i) for a period of 18 months from the date of the Confidentiality Agreement, it will not directly or indirectly solicit for employment any person now employed by the Company or any of its subsidiaries who is identified in connection with the evaluation of the transaction and (ii) for a period of three years from the date of the Confidentiality Agreement, it shall not use evaluation material to divert any business or customer of the Company to any other person.

In addition the Company may establish procedures and guidelines for the submission of proposals with respect to a transaction, and may change such procedures and guidelines at any time, without prior notice to BLP.

The Confidentiality Agreement will terminate and be of no force and effect on May 11, 2014, if not terminated earlier; provided, however, that such termination shall not relieve the Company or BLP from liability for any breach of the Confidentiality Agreement prior to such termination.

The foregoing summary of the Confidentiality Agreement does not purport to be complete and is qualified in its entirety by reference to the Confidentiality Agreement. The Confidentiality Agreement is filed as Exhibit (d)(2) to the Schedule TO and is incorporated herein by reference.

14.	Dividends and Distributions.

The Company has not, between January 1, 2011 and the date of the Merger Agreement, declared or paid any dividend other than the March 2011 dividend of $0.23 per share. Under the terms of the Merger Agreement and during the period from the date of the Merger Agreement to the Effective Time, the Company and the Company’s subsidiaries will not, without the prior written consent of Parent, split, combine, subdivide or reclassify any Shares or declare or pay any dividend, or make any other actual, constructive or deemed distribution in respect of any Shares, other than other than (x) in the event that the Offer has not expired on or prior to midnight, September 30, 2011, a cash dividend of $0.23 per share payable to stockholders of record as of the close of business on September 30, 2011, and (y) dividends by a Company Subsidiary to the Company or another Company Subsidiary.

15.	Conditions of the Offer

The Merger Agreement provides that the Purchaser will not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the Exchange Act (relating to Purchaser’s obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for, and may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any validly tendered Shares, and may terminate the Offer as to any Shares not then paid for, unless by the expiration of the Offer (as it may be extended in accordance with the Merger Agreement):

(i) the Minimum Condition shall have been satisfied; or

(ii) at any time on or after the date of the Merger Agreement and prior to the acceptance of Shares, none of the following events shall have occurred or be continuing:

(a) there is any Law or order enacted, entered, enforced, promulgated or deemed applicable to the Offer or the Merger that prohibits or makes illegal consummation of the Offer or the Merger;

(b) since the date of the Merger Agreement, there has occurred any effect, change, development, event or circumstance that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect;

(c) any of the representations and warranties of the Company: (i) relating to the Company’s capitalization shall not be true and correct in all material respects as of the date of the Agreement and at all times prior to the consummation of the Offer as if made at and as of such time (except that any such representation or warranty that is made as of a specified date shall be true and correct in all material respects as of such specified date) (solely for purposes of clause (i), material shall mean $1,000,000); and (ii) set forth in the Merger Agreement (other than those representations and warranties referred to in clause (i) above), without giving effect to any materiality or “Company Material Adverse Effect” qualifications therein, are not be true and correct in each case as of the date of the Agreement and at all times prior to the consummation of the Offer as if made at and as of such time (except that any such representation or warranty that is made as of a specified date must be true and correct in all respects as of such specified date), except in the case of this clause (ii) for such failures to be true and correct as either individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect;

(d) the Company has breached or failed, in any material respect, to perform or to comply with any agreement or covenant to be performed or complied with by it under the Merger Agreement at or prior to the date of determination;

(e) Parent and Purchaser have not received a certificate executed by the Company’s Chief Executive Officer and Chief Financial Officer confirming on behalf of the Company that the conditions set forth in clauses (b), (c) and (d) of paragraph (ii) of this Section 15 — “Conditions to the Offer” are duly satisfied immediately prior to the Acceptance Time;

(f) (i) the applicable waiting period (and any extension thereof) applicable to the Transactions (including the Offer and the Merger) under the HSR Act or any other Antitrust Law shall not have expired or has not been terminated and (ii) all other consents, permits, notification and approvals of Governmental Entities in connection with the execution and delivery of the Merger Agreement and the consummation of the transactions contemplated by the Merger Agreement shall not have been obtained, except in the case of this clause (ii) where the failure to obtain such consent, permit, notification or approval, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect;

(g) the Company has entered into a definitive agreement or agreement in principal with any Person with respect to a Company Acquisition Proposal;

(h) the Company Board of Directors has made a Recommendation Withdrawal; or

(i) the Merger Agreement has been terminated in accordance with its terms.

These conditions are for the sole benefit of Parent and Purchaser and may be waived by Parent or Purchaser, in whole or in part at any time and from time to time in the sole discretion of Parent or Purchaser, subject in each case to the terms of the Merger Agreement (except for any condition that may only be waived with the Company’s consent, as described in Section 13 — “The Transaction Documents — The Merger Agreement — The Offer”). The failure by Parent or Purchaser at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right and, each such right will be deemed an ongoing right which may be asserted at any time and from time to time.

A “Company Material Adverse Effect” means any effect, change, development, event or circumstance that, considered together with all other effects, changes, developments, events or circumstances, is or would reasonably be expected to be or to become materially adverse to, or has or would reasonably be expected to have a material adverse effect on, (i) the business, results of operations, liabilities or financial condition of the Company and the Company Subsidiaries taken as a whole, or (ii) the ability of the Company to consummate the Transactions or to perform any of its obligations under the Merger Agreement; provided, however, that, in the case of clause (i) only, none of the following shall be deemed to be, and shall not be taken into account in determining whether there has been, a Company Material Adverse Effect: facts, circumstances, developments, events, changes, effects or occurrences (A) generally affecting the economy or the financial, debt, credit or securities markets in the United States, (B) generally affecting the industry in which the Company or any Company Subsidiary operates, (C) resulting from (x) the taking of any action (1) contemplated by Section 6.6 of the Merger Agreement required to obtain any approval or authorization under applicable Antitrust Law for the consummation of the Offer or the Merger or (2) otherwise explicitly required under the Merger Agreement or consented to by Parent or Purchaser, or (y) any action taken by a customer of the Company that is a provider of on-line legal information services as a result of the announcement or pendency of the Merger Agreement, (D) resulting from changes in Law, GAAP or accounting standards or authoritative interpretations thereof, or (E) resulting from acts of war or terrorism occurring after the date of the Merger Agreement, except, in the case of clauses (A), (B), (D) and (E), to the extent such change, effect, event or occurrence has a materially disproportionate effect on the Company and the Company Subsidiaries, taken as a whole, compared with other companies operating in the industries in which the Company and the Company Subsidiaries operate.

16.	Certain Legal Matters; Regulatory Approvals.

General.  Based on our examination of publicly available information filed by the Company with the SEC and other publicly available information concerning the Company, we are not aware of any governmental license or regulatory permit that appears to be material to the Company’s business that might be adversely affected by our acquisition of Shares pursuant to the Offer or, except as set forth below, of any approval or other action by any government or governmental administrative or regulatory authority or agency, domestic or foreign, that would be required for our acquisition or ownership of Shares pursuant to the Offer. Should any such approval or other action be required or desirable, we currently contemplate that such approval or other action will be sought. Except as described under “Antitrust,” there is no current intent to delay the purchase of Shares tendered pursuant to the Offer pending the outcome of any such matter. We are unable to predict whether we will determine that we are required to delay the acceptance for payment of or payment for Shares tendered pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained (with or without substantial conditions) or that if such approvals were not obtained or such other actions were not taken adverse consequences might not result to the Company’s business or certain parts of the Company’s business might not have to be disposed of, any of which could cause us to elect to terminate the Offer without the purchase of Shares thereunder. Our obligation under the Offer to accept for payment and pay for Shares is subject to the conditions set forth in Section 15 — “Conditions of the Offer.”

State Takeover Statutes.  A number of states have adopted laws which purport, to varying degrees, to apply to attempts to acquire corporations that are incorporated in, or which have substantial assets, stockholders, principal executive offices or principal places of business or whose business operations otherwise have substantial economic effects in, such states. The Company and Parent and their respective Boards of Directors shall (a) use reasonable best efforts to ensure that the restrictions of no state takeover Law or similar Law is or becomes applicable to the Merger Agreement, the Offer, the Merger or any of the other transactions contemplated by the Merger Agreement and (b) if any state takeover Law or similar Law becomes applicable to the Merger Agreement, the Offer, the Merger, or any of the other Transactions, use reasonable best efforts to ensure that the Offer, the Merger, and the other transactions contemplated by the Merger Agreement may be consummated as promptly as practicable on the terms contemplated by the Merger Agreement and otherwise to minimize the effect of such Law on the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement.

U.S. Antitrust.  Under the HSR Act, certain acquisition transactions may not be consummated unless Pre-merger Notification and Report Forms have been filed with the Antitrust Division of the Department of Justice (the “Antitrust Division”) and the Federal Trade Commission (the “FTC”) and certain waiting period requirements have been satisfied. The purchase of Shares pursuant to the Offer is subject to such requirements.

Parent expects to file a Pre-merger Notification and Report Form under the HSR Act with respect to the Offer with the Antitrust Division and the FTC on August 31, 2011 (the “HSR Filings”). If such filing is made on August 31, 2011, the waiting period of 15 days applicable to the purchase of Shares pursuant to the Offer will expire at 11:59 p.m., New York City time, September 15, 2011, unless earlier terminated by the FTC or the Antitrust Division. However, before such time, the Antitrust Division or the FTC may extend the waiting period by requesting additional information or documentary material relevant to the Offer from us. If such a request is made, the waiting period will be extended until 11:59 p.m., New York City time, ten calendar days after our substantial compliance with such request. Thereafter, such waiting period can be extended only by court order or the agreement of the Company, Parent, Purchaser and the Antitrust Division or the FTC, as applicable. In connection with the HSR Filings, Parent has made a request for early termination of the waiting period applicable to the Offer pursuant to the HSR Act. There can be no assurance, however, that the HSR Act waiting period will be terminated early.

The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as our acquisition of Shares pursuant to the Offer. At any time before or after the consummation of any such transactions, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or seeking divestiture of the Shares so acquired or divestiture of Purchaser’s, Parent’s or the Company’s substantial assets. Private parties (including individual states) may also bring legal actions under the antitrust laws. There can be no assurance that a challenge to the Offer on antitrust grounds will not be made, or if such a challenge is made, what the result will be. See Section 15 — “Conditions of the Offer” for certain conditions to the Offer, including conditions with respect to certain governmental actions, Section 13 — “Transaction Documents — The Merger Agreement — Termination” for certain termination rights pursuant to the Merger Agreement with respect to certain governmental actions and Section 13 — “The Transaction Documents — The Merger Agreement — Hart-Scott-Rodino (HSR) and other Antitrust Approvals” with respect to certain obligations of the parties related to obtaining regulatory, including antitrust, approvals.

Foreign Approvals.  Parent and its subsidiaries conduct business in a number of countries outside of the United States. Based on our review of the information currently available about the businesses in which the Company is engaged, we are not aware of any pre-Merger notification filings that are required to be made or pre-Merger approvals that are required to be obtained under the antitrust and competition laws of other foreign countries.

If our acquisition of Shares is delayed by (i) a request for additional information or documentary material by the Antitrust Division or the FTC pursuant to the HSR Act or (ii) the failure to obtain an approval or exemption from any governmental authority in any foreign country where such approval is required under any foreign antitrust or competition law, Purchaser is required to extend the Offer until receipt of the applicable regulatory clearance. In addition, Purchaser may extend the Offer if, on the Expiration Date, any condition to the Offer has not been satisfied or waived (other than any Offer conditions that by their nature cannot be satisfied until the closing of the Offer, which shall be required to be satisfied or waived at the closing of the Offer). Notwithstanding the foregoing, in no event will the Offer be extended beyond February 29, 2012, unless the applicable waiting period (and any extension thereof) under the HSR Act has not expired or been terminated or there is a pending action by any governmental entity seeking to prohibit or restrict Parent’s ownership of the Shares or Parent’s operation of the Company’s business (unless such failure to expire or terminate or such action relates to a divestiture action of Parent for assets or businesses other than the legal publishing assets or businesses) then either Parent or the Company may extend such date to a date no later than June 30, 2012.

Legal Proceedings.  No legal proceedings have been filed in connection with the Offer or Merger.

17.	Fees and Expenses.

Credit Suisse is acting as Dealer Manager in connection with the Offer and has provided certain financial advisory services to Purchaser and Parent in connection with the acquisition of the Company. In its role as Dealer Manager, Credit Suisse may contact brokers, dealers and similar entities and may provide information regarding the Offer to those that it contacts or persons that contact Credit Suisse. Credit Suisse is being paid reasonable and customary compensation for its services as Dealer Manager in connection with the Offer and for its services as financial advisor. Credit Suisse is also entitled to reimbursement for certain expenses incurred by Credit Suisse, including the fees and expenses of legal counsel, and to indemnification against certain liabilities and expenses in connection with its engagements, including certain liabilities under the federal securities laws.

Credit Suisse and its affiliates may in the future provide various investment banking, financial advisory and other services to Parent or its affiliates, for which they may receive customary compensation. In the ordinary course of business, including in their trading and brokerage operations and in a fiduciary capacity, Credit Suisse and its affiliates may hold positions, both long and short, for their own accounts and for those of their customers, in the Shares.

We have retained MacKenzie Partners, Inc. to act as the Information Agent and BNY Mellon Shareowner Services to act as the Depositary in connection with the Offer. The Information Agent and the Dealer Manager may contact holders of Shares by mail, telephone, telegraph and personal interviews and may request brokers, dealers, banks, trust companies and other nominees to forward materials relating to the Offer to beneficial owners. The Information Agent and the Depositary each will receive reasonable and customary compensation for their respective services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection therewith, including certain liabilities under the U.S. federal securities laws.

We will not pay any fees or commissions to any broker or dealer or any other person (other than the Dealer Manager, the Information Agent and the Depositary) for soliciting tenders of Shares pursuant to the Offer.

18.	Miscellaneous.

The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction. We are not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If we become aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares, we will make a good faith effort to comply with that state statute. If, after a good faith effort, we cannot comply with the state statute, we will not make the Offer to, nor will we accept tenders from or on behalf of, the holders of Shares in that state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

No person has been authorized to give any information or make any representation on behalf of Purchaser or Parent not contained in this Offer to Purchase or in the Letters of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized. No broker, dealer, commercial bank, trust company, fiduciary or other person shall be deemed to be the agent of Purchaser, the Depositary, the Dealer Manager or the Information Agent for the purpose of the Offer.

We have filed with the SEC a Schedule TO, together with exhibits, furnishing certain additional information with respect to the Offer, and may file amendments to our Schedule TO. In addition, the Company has filed the Schedule 14d-9 pursuant to Rule 14d-9 under the Exchange Act, together with exhibits thereto, setting forth its recommendation and furnishing certain additional related information. Our Schedule TO and the Schedule 14d-9 and any exhibits or amendments may be examined and copies may be obtained from the SEC in the same manner as described in Section 8 — “Certain Information Concerning the Company” with respect to information concerning the Company.

Brass Acquisition Corp.

August 31, 2011

SCHEDULE I

DIRECTORS AND EXECUTIVE OFFICERS OF PARENT

The name, age, citizenship, business address, present principal occupation or employment and material occupations, positions, offices or employment for the past five years, of each of the directors and executive officers of Parent are set forth below. The business address and phone number of each such director and executive officer is c/o Parent, 731 Lexington Avenue, New York, NY 10022, telephone number (212) 318-2000.

Present Principal Occupation or Employment and
Name (Age); Position; Citizenship	Five-Year Employment History

Peter T. Grauer (65); Chairman of the Board of Directors and Treasurer/Director, Parent; U.S. Citizen
February 2002-Present — Treasurer of Parent.

March 2001-Present — Chairman of the Board of Directors of Parent.

October 1996-Present — Director of Parent.

February 2002-February 2008 — President of Parent.

February 2008-Present — Member of the Board of Directors of the Prostate Cancer Foundation.

November 2007-Present — Sits on the International Business Council of the World Economic Forum.

June 2007-Present — Trustee of Rockefeller University.
2006-Present — Chairman Emeritus of the Board of Directors of The Big Apple Circus.

January 2005-Present — Member of the Business Council and as of January 2007, serves on its Executive Committee.

May 2003-Present — Lead Director of Davita, Inc., a healthcare services company based in California.

2003-Present — President of the Board of Trustees of the Inner City Scholarship Fund in New York City.

2001-Present — Member of the Board of Directors of the USA Cycling Development Foundation.

1997-Present — Chairman of the External Advisory Board of the Undergraduate Honors Program and the Johnson Center for Undergraduate Excellence at the University of North Carolina at Chapel Hill, Member of the University of North Carolina at Chapel Hill National Development Council and the University of North Carolina at Chapel Hill Foundation Board.

2002-2010 — President of the Pomfret School Board of Trustees.

Daniel L. Doctoroff (53); President/ Director, Parent; U.S. Citizen	August 2008-Present — Chief Executive Officer of BLP. February 2008-Present — President of Parent. February 2008-Present — Director of Parent.

June 2011-Present — Trustee of the University of Chicago.

May 2010-Present — Member of the Board of the National Academy Foundation.

October 2009-Present — Member of the Board of Directors of the Riverside Park Fund.

Present Principal Occupation or Employment and
Name (Age); Position; Citizenship	Five-Year Employment History

March 2009-Present — Member of the Board of Directors of World Resources Institute.

February 2009-Present — Member of the Board of Directors of the Committee Encouraging Corporate Philanthropy.

2009-Present — Member of the Board of Directors of Youth Inc.

2009-Present — Member of the Board of Directors of Human Rights First.

January 2002-January 2008 — Deputy Mayor: Economic Development and Rebuilding.

Richard K. DeScherer (67); Secretary/ Director, Parent; U.S. Citizen	February 2002-Present — Secretary of Parent. January 1987-Present — Director of Parent. June 1987-February 2002 — Assistant Secretary of Parent.

November 1987-Present — Partner of Willkie Farr & Gallagher LLP.

June 2009-Present — Vice Chair of Lincoln Center for the Performing Arts, Inc.

2007-Present — Director of the Baryshnikov Dance Foundation.

March 2005-Present — Director of the United Hospital Fund of New York.

March 2003-Present — Director and member of the Executive Committee of Lincoln Center for the Performing Arts, Inc.

1986-Present — Director (and former Chairman) of the National Dance Institute.

1986-Present— President and a Director of the S.L.E. (Lupus) Foundation; a Director of the Lupus Research Institute.

1990-2000 — Emeritus Member, College Board of Trustees of Arts and Sciences of the University of Virginia.

Thomas F. Secunda (57); Vice Chairman and Global Head of Financial Products & Services/Director, Parent; U.S. Citizen
July 2011-Present — Vice Chairman of Parent.

July 2008-Present — Global Head of Financial Products & Services of Parent.

March 2001-Present — Director of Parent.

February 1982 — Founding partner of Parent.

March 2005-July 2008 — Head of Core Product and Research and Development of Parent.

May 2001-March 2005 — Head of Worldwide Sales and Core Product of Parent.

February 1985-May 2001 — Head of Research and Development of Parent.

May 2011-Present — Chairman of the National Parks Conservation Association.

July 2010-Present— Member of the Board of the Manhattan Theatre Club.

Present Principal Occupation or Employment and
Name (Age); Position; Citizenship	Five-Year Employment History

July 2004-Present — Member of the Board of Directors of the Governors Island Alliance.

June 1999-Present — Director of the Intrepid Museum Foundation.

March 1999-Present — Director of the National Parks Conservation Association.

September 2005-December 2010 — Director of the Westchester County Parks, Recreation and Conservation Board.

July 2005-December 2009 — Director of the Board of the Nature Conservancy.

Alexius J. Fenwick (52); Director, Parent; U.K. Citizen	August 2008-Present — CEO of Bloomberg Ventures LLC. August 2006-Present — Director of Parent. January 2002-August 2008 — CEO of BLP.

February 2003-Present — Trustee of P.S. 1 Contemporary Art Center.

1998-Present — Trustee of Streetsmart.

March 2007-June 2010 — Member of the Board of Directors of The Door.

May 2007-February 2009 — Member of the Board of Directors of CECP.
Martin J. Geller (59); Director, Parent; U.S. Citizen	December 2001-Present — Director of Parent. 1984-Present — Chairman and Chief Executive Officer of Geller & Company.

January 2005-Present — Member of the New York City Advisory Board of the National Parks Conservation Association.

March 2004-Present — Member of the National Executive Committee of the American Israel Public Affairs Committee (Member of the Northeast Regional Council since October 2003).

September 2003-Present — Member of the Board of Directors of the New York Police and Fire Widows’ and Childrens’ Benefit Fund, Inc.

May 2003-Present — Member of the Board of Advisors of the Mayor’s Fund to Advance New York City.

April 2003-September 2011 — President and Member of the Board of Directors of the Jordan Valley Development Fund.

November 2009-October 2010 — Director of the Bloomberg Inaugural Committee 2009 Inc.

November 2002-October 2008 — Member of the Board of Directors of the American Friends of Magen David Adom.

Hugh Lowenstein (80); Director, Parent; U.S. Citizen	January 1999-Present — Director of Parent.

Arthur Levitt Jr. (80); Director, Parent; U.S. Citizen

February 2001-Present — Director of Parent.

Present Principal Occupation or Employment and
Name (Age); Position; Citizenship	Five-Year Employment History

2009-Present — Policy Advisor for Goldman Sachs Group Inc.

2007-Present — Senior Advisor for GETCO.

2006-Present — Senior Advisor for Promontory Financial Group.

2003-Present — Member of the American Academy of Arts & Sciences.

2001-Present — Senior Advisor for Carlyle Group.

2006-2010 — Senior Advisor for WisdomTree.

2005-2009 — Member of the Board of RiskMetrics Group Inc.

1975-2009 — Advisory Director for M & T Bank Corp.

2005-2007 — Advisor for American International Group Inc.

2002-2007 — Trustee for Rand Corp.

Jane Bryant Quinn (72); Director, Parent; U.S. Citizen	February 2001-Present — Director of Parent. 2008-Present — Member of the Board of Directors of GSE Systems Inc.

2008-2009 — Columnist for Bloomberg News.

1979-2008 — Contributing Editor for Newsweek Magazine.

1995-2007 — Contributing Financial Columnist for Good Housekeeping Magazine.

Frank Savage (73); Director, Parent; U.S. Citizen	February 2001-Present — Director of Parent. 2006-Present — Trustee Emeritus of Johns Hopkins University.

2005-Present — Chairman Emeritus of the Board of Trustees of Howard University.

2001-Present — Chairman of the Board of Directors, The Nile Growth Company, a Luxembourg registered fund.

1995-2010 — Member of the Board of Directors of Lockheed Martin, Inc.

1989-2009 — Member of the Board of Directors of the New York Philharmonic.

1977-2006 — Trustee of Johns Hopkins University.

Matthew A. Winkler (56); Director, Parent; U.S. Citizen	August 2006-Present — Director of Parent. February 1990-Present — Editor-in-Chief of Bloomberg News.

2008-Present — Member of the Economic Club of New York.

November 2007-Present — Member of the International Advisory Board of the Tsinghua University School of Journalism in Beijing.

March 2007-Present — Member of the Board of Directors of the Committee to Protect Journalists.

April 2006-Present — Trustee of Kenyon College and The Kenyon Review.

2004-Present — Member of the Board of Directors of the Council on Foreign Relations.

2003-Present — Director of the International Center for Journalists.

Present Principal Occupation or Employment and
Name (Age); Position; Citizenship	Five-Year Employment History

2002-Present — Trustee of the business journalism program of the City University of New York.

1999-Present — Chairman of the Board of the Knight-Bagehot Fellowship Program at Columbia University; a member of the Board of Visitors of Columbia College of Columbia University.

2009-2010 — Member of the Board of YAI, the Institute for People With Disabilities.

SCHEDULE II

DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER

The name, age, citizenship, business address, present principal occupation or employment and material occupations, positions, offices or employment for the past five years, of each of the directors and executive officers of Purchaser are set forth below. The business address and phone number of each such director and executive officer is c/o Brass Acquisition Corp., 731 Lexington Avenue, New York, NY 10022, telephone number (212) 318-2000.

Present Principal Occupation or Employment and
Name (Age); Position; Citizenship	Five-Year Employment History

Peter T. Grauer (65); Chairman and Director, Purchaser; U.S. Citizen	February 2002-Present — Treasurer of Parent. March 2001-Present — Chairman of the Board of Directors of Parent. October 1996-Present — Director of Parent.

February 2002-February 2008 — President of Parent.

February 2008-Present — Member of the Board of Directors of the Prostate Cancer Foundation.

November 2007-Present — Sits on the International Business Council of the World Economic Forum.

June 2007-Present — Trustee of Rockefeller University.

2006-Present — Chairman Emeritus of the Board of Directors of The Big Apple Circus.

January 2005-Present — Member of the Business Council and as of January 2007, serves on its Executive Committee.

May 2003-Present — Lead Director of Davita, Inc., a healthcare services company based in California.

2003-Present — President of the Board of Trustees of the Inner City Scholarship Fund in New York City.

2001-Present — Member of the Board of Directors of the USA Cycling Development Foundation.

1997-Present — Chairman of the External Advisory Board of the Undergraduate Honors Program and the Johnson Center for Undergraduate Excellence at the University of North Carolina at Chapel Hill, Member of the University of North Carolina at Chapel Hill National Development Council and the University of North Carolina at Chapel Hill Foundation Board.

2002-2010 — President of the Pomfret School Board of Trustees.

Daniel L. Doctoroff (53); Chief Executive Officer and President, Purchaser; U.S. Citizen	August 2008-Present — Chief Executive Officer of BLP. February 2008-Present — President of Parent. February 2008-Present — Director of Parent.

June 2011-Present — Trustee of the University of Chicago.

May 2010-Present — Member of the Board of the National Academy Foundation.

Present Principal Occupation or Employment and
Name (Age); Position; Citizenship	Five-Year Employment History

October 2009-Present — Member of the Board of Directors of the Riverside Park Fund.

March 2009-Present — Member of the Board of Directors of World Resources Institute.

February 2009-Present — Member of the Board of Directors of the Committee Encouraging Corporate Philanthropy.

2009-Present — Member of the Board of Directors of Youth Inc.

2009-Present — Member of the Board of Directors of Human Rights First.

January 2002-January 2008 — Deputy Mayor: Economic Development and Rebuilding.

Richard K. DeScherer (67); Secretary and Director, Purchaser; U.S. Citizen	February 2002-Present — Secretary of Parent. January 1987-Present — Director of Parent. June 1987-February 2002 — Assistant Secretary of Parent.

November 1987-Present — Partner of Willkie Farr & Gallagher LLP.

June 2009-Present — Vice Chair of Lincoln Center for the Performing Arts, Inc.

2007-Present — Director of the Baryshnikov Dance Foundation.

March 2005-Present — Director of the United Hospital Fund of New York.

March 2003-Present — Director and member of the Executive Committee of Lincoln Center for the Performing Arts, Inc.

1986-Present — Director (and former Chairman) of the National Dance Institute.

1986-Present— President and a Director of the S.L.E. (Lupus) Foundation; a Director of the Lupus Research Institute.

1990-2000 — Emeritus Member, College Board of Trustees of Arts and Sciences of the University of Virginia.

Martin J. Geller (59); Director, Purchaser; U.S. Citizen	December 2001-Present — Director of Parent. 1984-Present — Chairman and Chief Executive Officer of Geller & Company.

January 2005-Present — Member of the New York City Advisory Board of the National Parks Conservation Association.

March 2004-Present — Member of the National Executive Committee of the American Israel Public Affairs Committee (Member of the Northeast Regional Council since October 2003).

September 2003-Present — Member of the Board of Directors of the New York Police and Fire Widows’ and Childrens’ Benefit Fund, Inc.

Present Principal Occupation or Employment and
Name (Age); Position; Citizenship	Five-Year Employment History

May 2003-Present — Member of the Board of Advisors of the Mayor’s Fund to Advance New York City.

April 2003-September 2011 — President and Member of the Board of Directors of the Jordan Valley Development Fund.

November 2009-October 2010 — Director of the Bloomberg Inaugural Committee 2009 Inc.

November 2002-October 2008 — Member of the Board of Directors of the American Friends of Magen David Adom.

Facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal and any other required documents should be sent to the Depositary at the address set forth below:

The Depositary for the Offer is:

BNY Mellon Shareowner Services
480 Washington Blvd, 27th Floor
Jersey City, NJ 07310

If you have questions or need additional copies of this Offer to Purchase and the Letter of Transmittal, you can call the Information Agent at the addresses and telephone numbers set forth below. You may also contact your broker, dealer, bank, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

105 Madison Avenue
New York, NY 10016
(212) 929-5500 (Call Collect)
or
Call Toll-Free: (800) 322-2885
Email: tenderoffer@mackenziepartners.com

The Dealer Manager for the Offer is:

Credit Suisse Securities (USA) LLC
11 Madison Avenue
New York, New York 10010-3643
212-538-4581
800-318-8219 (toll free)